UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [  ]

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First Financial Bankshares, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 Notice of Annual Meeting and Proxy Statement

FIRST FINANCIAL BANKSHARES

400 Pine Street

Abilene, Texas 79601

325.627.7038

NOTICE OF THE 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2022

To our valued shareholders:

We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Convention Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 26, 2022, for the following purposes:

(1)	To elect eleven directors;
(2)	To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2022;
(3)	To conduct an advisory, non-binding vote on the compensation of named executive officers; and
(4)	To act on such other business as may properly come before the annual meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 1, 2022, are entitled to notice of and to vote at the annual meeting (or any adjournment or postponement thereof).

We use the Securities and Exchange Commission (“SEC”) rule permitting companies to furnish proxy materials to their shareholders via the Internet. In accordance with this rule, on or about March 17, 2022, we sent to shareholders of record at the close of business on March 1, 2022, a Notice of Internet Availability of Proxy Materials (the “Notice”), which includes instructions on how to access our 2022 Proxy Statement and 2021 Annual Report on Form 10-K (“Form 10-K”) online, and how to vote your shares. If you received a Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice.

We will also mail separately from the above Notice, in compliance with the SEC’s rules, (1) our 2021 Annual Report to Shareholders, which describes our activities during 2021, (2) a proxy voting card for 2022, and (3) an invitation to attend the annual meeting and our luncheon following the meeting together with RSVP instructions. Our annual report and the invitation do not form any part of the materials for solicitation of proxies.

We hope that you will be present at the annual meeting. Whether or not you plan to attend the annual meeting, please read this proxy statement and the voting instructions in the Notice of Internet Availability of Proxy Materials. Then please vote over the Internet, or if you received a paper proxy card in the mail, by completing, signing, dating, and mailing the completed proxy card to us. The instructions in the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services. As always, if you are the record owner of our stock, you may vote by attending the annual meeting in person. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before the call to order of the annual meeting.

We will also be hosting our luncheon after the annual meeting this year with an invitation to follow separately from the Notice. Therefore, we kindly request that you confirm your attendance by completing the reply card enclosed with the invitation to our luncheon and returning it to us by April 15, 2022, or by calling 325.627.7038 to RSVP before this date.

Our shareholders and any interested individuals that are not able to attend the annual meeting in person may access a live video stream of our annual meeting by visiting www.ffin.com/live-events. Please note that shareholders who wish to vote or ask questions at the annual meeting should plan to attend the meeting in person or vote in advance by proxy as the live video stream will not offer the ability to vote or ask questions. A replay of the presentation will be available after the event.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be Held on April 26, 2022, the proxy statement, annual report (Form 10-K), and other information for security holders are available free of charge at https://www.ffin.com/sec.

By order of the Board of Directors,

March 17, 2022	F. Scott Dueser
Chairman, President and Chief Executive Officer

FIRST FINANCIAL BANKSHARES, INC.

PROXY STATEMENT

FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7038

PROXY STATEMENT

2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2022

INTRODUCTION

The Board of Directors of First Financial Bankshares, Inc. hereby solicits your proxy for use at the 2022 annual meeting of our shareholders and any continuation of the meeting if it is adjourned. The annual meeting will be held in the Abilene Convention Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 26, 2022.

In order to enable us to comply with best safety practices and governmental restrictions relating to COVID, we kindly request that you confirm your attendance by either responding via the RSVP online or completing the reply card mailed to you and returning it to us by April 15, 2022, or calling 325.627.7038 to RSVP before this date.

While we intend to hold our annual meeting in person, we are monitoring public health and travel safety concerns relating to COVID. If we determine that a change in the date, time, or location of the annual meeting or a change to a virtual meeting format is advisable or required, we will announce such changes through a press release, additional proxy materials filed with the Securities and Exchange Commission, and on our investor relations website at https://investorrelations.ffin.com. Please check this website in advance of the meeting date if you plan to attend in person.

Our shareholders and any interested individuals that are not able to attend the annual meeting in person may access a live video stream of our annual meeting by visiting www.ffin.com/live-events. Please note that shareholders that wish to vote or ask questions at the annual meeting should plan to attend the meeting in person or vote in advance by proxy as the live video stream will not offer the ability to vote or ask questions. A replay of the presentation will be available after the event.

Our principal executive office is located at 400 Pine Street, Suite 310, Abilene, Texas 79601. Our telephone number is 325.627.7038.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, over the Internet. Accordingly, we are providing our shareholders with a Notice of Internet Availability of Proxy Materials (“Notice”) instead of a paper copy of our proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote your shares, as well as instructions on how to request a paper or e-mail copy of our proxy materials. We believe this electronic distribution process expedites shareholders’ receipt of proxy materials and reduces the environmental impact and cost of printing and distributing our proxy materials. We mailed the Notice on or about March 17, 2022, to all shareholders of record entitled to vote at the Annual Meeting at the close of business on March 1, 2022, the record date for the annual meeting. You should read our entire proxy statement carefully before voting.

Following the mailing of the Notice, we will separately mail to you, in compliance with the SEC’s rules, (1) our Annual Report to Shareholders; (2) a proxy voting card; and (3) an invitation to the meeting and RSVP card. Our annual report and the invitation do not form any part of the materials for solicitation of proxies.

In this proxy statement, First Financial Bankshares, Inc. is referred to as “FFIN,” “First Financial,” “we,” “us,” or the “Company,” First Financial Bank, N.A. is referred to as the “Bank,” and First Financial Trust and Asset Management, N.A. is referred to as the “Trust Company.”

VOTING OF SECURITIES

Important Voting Information

You may only vote if you hold shares directly in your own name.

If your shares are held in the name of a bank, broker, or another nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.” The Notice of Internet Availability of Proxy Materials and, if applicable, any printed copies of the proxy materials, including any proxy cards or voting instructions, are being forwarded to you by your broker or another nominee. As the beneficial owner, you have the right to direct your broker concerning how to vote your shares by using the voting instructions your broker included in the mailing or by following its instructions for voting. Pursuant to Nasdaq rules, you must instruct your broker how you wish your shares to be voted on all non-routine matters. If you did not receive the meeting invitation and RSVP request from your broker, please contact your broker because the invitations were sent with the annual report to the brokerage firm.

We are providing this proxy statement to the shareholders of First Financial Bankshares, Inc. in connection with the solicitation of proxies by its Board of Directors for use at the 2022 Annual Meeting of Shareholders of First Financial Bankshares, Inc. to be held at 10:30 a.m., Central time, on Tuesday, April 26, 2022, including any adjournments or postponements of the meeting.

Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021, over the Internet. Accordingly, we are providing our shareholders with a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials and how to vote your shares, as well as instructions on how to request a paper or e-mail copy of our proxy materials. You should read our entire proxy statement carefully before voting.

Voting Procedures.    Shareholders of record may vote by:

Internet	Mail	In-Person
Visit www.cstproxyvote.com. You will need the control number on your Notice, or the proxy card mailed to you, as applicable. You may vote by Internet until 10:59 p.m., Central Time, on April 25, 2022.	Complete and mail your proxy card to the address on the card if you received a paper copy of the proxy card. Proxy cards submitted by mail must be received prior to the annual meeting being called to order.	Attending the annual meeting and voting in person.

If your shares are held in “street name,” you should contact the broker, bank, or other nominee holding your shares in “street name” and follow the voting procedures that they provide to you.

Voting Rule. Your broker is not permitted to vote on your behalf on the election of directors or the advisory vote on compensation paid to our named executive officers unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker, or other holder of record sufficiently in advance of the date of the annual meeting in accordance with the instructions you receive from them.

Your Participation in Voting the Shares You Own is Important. Voting your shares is important to ensure that you have a say in the governance of the Company. Please review the proxy materials and follow the relevant instructions to vote your shares. We encourage you to exercise your rights and fully participate as a shareholder.

More Information is Available. If you have any questions about the proxy voting process in general, please contact the bank, broker, or other holder of record through which you hold your shares. The Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about the proxy voting process.

Record Date

Our Board of Directors has established the close of business on March 1, 2022, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 142,606,642 common shares outstanding. Each of our shareholders is entitled to one vote for each common share held as of the record date.

Quorum

In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common shares on the record date must be present in person or by proxy. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street name” will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

If a quorum is not present at the annual meeting, we will adjourn the meeting, and the Board of Directors will continue to solicit proxies.

Required Vote

As discussed in more detail under “Proposal 1 - Election of Directors,” each director is required to be elected by the affirmative vote of a majority of the votes cast at the annual meeting. Withheld votes have the effect of voting against the director nominee. Shares not represented at the annual meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections, and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2 - Ratification of Appointment of Independent Auditors” is required to be approved by the affirmative vote of the majority of the votes cast at the annual meeting and entitled to vote on the matter. Abstentions and shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with and will have no effect on this proposal.

With respect to “Proposal 3 - Advisory, Non-Binding Vote on the Compensation of Named Executive Officers,” the affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote on this matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis, and, therefore, the voting results will not be binding on the Company, the Board of Directors, or the Compensation Committee. Abstentions, broker non-votes, and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

The Board of Directors unanimously recommends that you vote FOR the election of all eleven director nominees, FOR the ratification of the appointment of our independent auditors, and FOR the resolution approving the compensation of our named executive officers.

Failure to Provide Specific Voting Instructions

If you are a shareholder of record and you properly sign, date, and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the eleven director nominees, FOR the ratification of the appointment of our independent auditors, and FOR the resolution approving the compensation of our named executive officers.

Shareholder List

A list of shareholders registered with our stock transfer company entitled to vote at the annual meeting, which will show each shareholder’s address and the number of shares registered in his, her, or its name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list at our principal office, 400 Pine Street, Suite 310, Abilene, Texas 79601, during ordinary business hours commencing April 16, 2022, and continuing through the date of the annual meeting.

SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone, electronic communication, or other means. We will not pay these officers and directors any extra compensation for participating in this solicitation. We may engage Georgeson LLC to assist us with the solicitation of proxies and if so, would expect to pay that firm approximately $20,000 for their services, plus out-of-pocket expenses.

Proxies and Revocation

Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the Board of Directors’ recommendations, which are contained in this proxy statement. The Board of Directors does not intend to present and has no information that others will present any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxy holders in accordance with the terms of the proxy.

Each shareholder giving a proxy has the power to revoke it at any time before the annual meeting is called to order. Shareholders of record may change their vote or revoke their proxy by:

●

delivering to the Company at any time before the annual meeting is called to order, by our corporate secretary, a written notice of revocation addressed to First Financial Bankshares, Inc., 400 Pine Street, Abilene, Texas 79601, Attention: Corporate Secretary;

●

casting a new vote over the Internet by visiting the website www.cstproxyvote.com and following the instructions in your Notice of Internet Availability of Proxy Materials or, if applicable, the proxy card that may have been provided to you before the Internet voting deadline of 10:59 pm., Central Time, on April 25, 2022;

●

completing, signing, and returning a new proxy card with a later date than your original proxy card, if applicable, no later than the time the annual meeting is called to order, by our corporate secretary, and any earlier proxy will be revoked automatically; or

●

attending the annual meeting and voting in person, and any earlier proxy will be revoked. Your attendance alone at the annual meeting will not revoke your proxy unless you give written notice of revocation to the corporate secretary of the Company before the annual meeting is called to order.

If your shares are held in “street name,” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank, or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

SUMMARY OF ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) ACTIVITIES

For over 130 years, First Financial has been committed to making our communities better with the core belief that strong, vibrant communities are at the foundation of our success – today and in the future. While this commitment is not new, our actions continue to demonstrate leadership in the communities we serve. We are extremely proud of our associates who demonstrate this core belief by being engaged and connected through our common purpose of excellence in customer service while creating our vision of being the employer of choice.

We continue to assess our ESG activities utilizing our overall materiality assessments developed in coordination with our ESG advisory consultants. This assessment is being used as a guide to our ongoing overall approach to ESG. As part of our approach, we are working towards more formal annual reporting utilizing the Sustainability Accounting Standards Board (“SASB”) commercial bank standards under the guidance and oversight of our Nominating/Corporate Governance Committee and Board. For reporting purposes, we will use 2021 reporting metrics as our benchmark for future updates.

Environmental Considerations

Our commitment to improving the environment includes:

●  Our Environmental Policy Statement, available on our website at www.ffin.com/AboutUs/OurEnvironmental Policy, was adopted by the Board of Directors in 2019, and assigns oversight to the Nominating/Corporate Governance Committee. The statement addresses our commitment and approach to the environment, resource conservation, and governance.

●  During 2021, the State of Texas surpassed 15,000 wind turbines, with over 1,800 wind turbines near our headquarters location in Abilene, Texas. Included in that count is one of the top 5 wind farms in the U.S.; as a part of Texas’ diversified energy mix. Wind provides a significant amount of our electrical power for our facilities in the Abilene Region. Our Trust Company actively manages real estate for our customers, covering approximately 45,000 acres managed and containing approximately 100 wind turbines.

● At December 31, 2021, our investment securities portfolio included 23 investments totaling $70.9 million, which were identified as “green bond” issuances.

●  We provided direct lending through responsible product offerings to support the revitalization and energy-efficient projects for municipalities and school districts across Texas, which totaled approximately $3.3 million on December 31, 2021. We continue to develop similar lending products for customers to utilize in improving their energy efficiency and infrastructure improvements.

●  Over the last two years, we completed the upgrade of virtually all lighting in our facilities to LED lights and low-heat emission bulbs without mercury to conserve energy and protect the environment.

●  In partnership with third-party vendors, we shred a large majority of our paper produced as part of our document destruction and privacy programs. The shredded paper is recycled by the third-party vendors.

●  We increased our e-Statement enrollment, our digital alternative to paper statements for depository accounts, from just under 169,000 accounts to over 183,000 accounts during 2021, which represents 57.4% of total deposit accounts reducing paper usage.

●  We provide digital online mortgage and consumer loan applications, which offer an efficient process for applying for a home mortgage and consumer loans, reducing the need for the reproduction of paper documents, unnecessary trips to the branch, and allows for the electronic retention of the documents versus printing and storage. During 2021, we processed over 42,500 applications on these tools. Additionally, we use electronic signature (“e-sign”) tools to reduce paper usage and travel to open depository accounts which was utilized in approximately 60% of new accounts opened in 2021.

Social	Considerations, including Human Capital Management

With respect to social considerations, we are dedicated to effectively managing our relationships with key stakeholders, including customers, employees, regulators, vendors, and the communities where we operate as indicated by the following:

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In 2019, as part of our Customer Service First Excellence Program, we updated our corporate mission and vision statements and created our 21 Service Non-Negotiables (see www.ffin.com/AboutUs/OurCulture) jointly with the assistance of Horst Schulze, the co-founder of The Ritz-Carlton Hotel Company. These serve as the cornerstone of our overall culture.

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As of December 31, 2021, we had a total of 1,484 employees (1,393 full-time and 91 part-time), with most all employees located in the state of Texas. Our employees are foundational to our current and future success, and we believe that their engagement and commitment are among our most valuable assets. As we seek to build and sustain a challenging, inspiring, and inclusive environment for our employees, we have focused on managing their health and wellness through the COVID pandemic, providing ongoing benefit programs to build and protect their financial wellness, and providing a diverse and inclusive workplace representative of our communities served. Additionally, 1,065, or approximately 72%, of our employees are female; and 553, or approximately 37%, of our employees, self-identified as racial minorities, veterans, and/or as disabled. Our focus on diversity, equity, and inclusion is included in our 21 Service Non-Negotiables (#15).

●

Employee training is a fundamental element of our vision and is acknowledged through our 21 Service Non-Negotiables (#16). During 2021, we provided over 35,000 internally developed training programs including new employee orientation, teller, personal banker school, and lender training. Additionally, our employees completed, through American Bankers Association (“ABA”) programs, over 29,000 classes during 2021.

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Throughout the COVID pandemic during 2020 and 2021, we took significant actions to address the impact of COVID on our employees and customers with the stated goal of protecting all parties during the pandemic. We continue to monitor ongoing issues from COVID and adjust our employee protocols as needed to protect the health of our employees and customers as well as address the financial needs of our communities.

●	We provided over $1.4 million in support through paid sponsorships and charitable contributions in 2021 to support our communities and over $21.2 million over the last ten (10) years.
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We committed $5.6 million to fund low-income housing projects like the Heritage Senior Living Project near downtown Abilene, Texas, out of a total investment of approximately $9 million for the project.

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Through an $18 million loan guaranteed by the USDA and our additional investment of $8.5 million in related federal new market tax credits, we supported a $29 million investment in a major manufacturing facility in Texas in a distressed community, as defined by applicable regulations, in 2021.

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Our employees contributed over 8,200 volunteer hours during 2021 to support community and non-for-profit needs, including our company-wide 6th Annual Day of Service with over 1,000 team members contributing over 5,000 hours in October 2021 to nearly 100 local non-profit organizations in our communities.

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In late 2021, we developed the Individual Tax Identification Number (“ITIN”) residential mortgage loan product for legal immigrants to achieve their dreams of home ownership; and also reintroduced an affordable housing loan product.

●	During 2021, we originated the following mortgage and related loans to our customers, which provides them with financing designed to meet their particular financial needs:
○	FHA/VA loans totaling $106.6 million for 421 customers.
○	SBA and USDA loans, excluding PPP loans, of $9.6 million, for 13 customers.
○

Loans to small farms ($500,000 or less), small business loans ($1,000,000 or less), and other mortgage loans in low- and middle-income tracts totaling over $41 million for 241 customers and just under $255 million for 1,718 customers, respectively.

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During 2020 and 2021, we originated over 9,000 SBA Paycheck Protection Program (“PPP”) loans totaling $971 million to support our customers and communities in dealing with the financial realities of the COVID pandemic and the impact on their employees.

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During 2020, we provided $142 million in funding through the Federal Reserve’s Main Street Lending program to seven borrowers, which provided needed capital during the uncertain times related to the COVID pandemic.

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At December 31, 2021, our investment securities portfolio included obligations of state and political subdivisions totaling $2.8 billion, 72.7% were issued in the state of Texas, and 53.9% were guaranteed by the Texas Permanent School Fund primarily for the building and revitalization of school facilities.

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We have established fraud prevention programs to protect our customers, including our nationally-recognized elder abuse program. Additionally, we host fraud awareness training for our customers and other members of our communities focused on our efforts to protect their privacy and assets.

●

In June 2021, First Financial Bank, N.A. announced that its FirstAccess checking account had been certified by the nonprofit Cities for Financial Empowerment (“CFE”) Fund for meeting CFE’s Bank On National Account Standards. CFE’s certification recognizes deposit accounts that ensure low cost and high functionality while promoting consumer safety. We were one of the first banks in Texas to gain this certification.

As further described in our filings, we have provided an additional discussion regarding the importance of our overall approach to managing our human capital, including the importance of fair pay; diversity, equity, and inclusion; culture; attraction and retention of talent; development and training; and providing for the health and financial well-being of our employees. For more information and human capital discussion, we refer you to our Annual Report on Form 10-K for the year ended December 31, 2021, specifically to Part I, Item 1, Business – “Human Capital” beginning on page 6.

Governance Considerations

We are committed to operating with robust corporate governance and ethical business practices, as evidenced by the following:

●	Currently, 10 of our 11 board of director nominees are independent within the Nasdaq listing guidelines, allowing for more effective oversight of our operations.
●

Currently, 3 of our 10, or 30%, independent board nominees are female, minority, or both allowing for different perspectives and backgrounds. For more information on board diversity, tenure, and age, we refer you to page 16 of this proxy statement.

●	Tucker Bridwell, an independent director, has served as the lead independent director of the Board for the past 12 years.
●

Each of the twelve (12) bank regions, plus an additional two separate divisions, have local Advisory Boards. Included on these boards are 35 female and/or minority directors of 130 total members (excluding current executive officers and board members of the Company), who are being developed as potential nominees at the corporate board level in the future. In fact, eleven (11) of our current board members first served on one of our advisory boards, including Ms. Braun and Dr. Jones, our two most recent additions.

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During 2021, our Nominating/Corporate Governance Committee revised its charter to include ESG oversight as well as established a formal set of Corporate Governance Guidelines, see www.ffin.com/Investor Relations/ShareholderInformation/GovernanceDocuments section. ESG reporting will be done quarterly to the Board of Directors in coordination with our other Board committees will provide oversight.

●	Each director is elected by the shareholders annually, with no classifications of our board members.
●	Our Nominating/Corporate Governance, Compensation, Audit, and Risk Board Committees are comprised solely of independent board members.
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We have an established Code of Business Conduct and Ethics Policy; see www.ffin.com/Investor Relations/ShareholderInformation/GovernanceDocuments, for which we provide training to each employee and board member and require them to acknowledge their receipt and understanding of the policy annually.

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We have an established Whistle Blower process and hotline which reports directly to the Audit Committee of the Board and is available on a 24 hour/7-day basis anonymously by an independent third-party, including in multiple languages. Our Code of Business Conduct and Ethics Policy contains non-retaliation restrictions.

●	Our short-term incentive programs utilize preestablished performance metrics that drive the annual performance of the Company.
●

During 2021, in conjunction with the Compensation Committee, we redesigned our long-term incentive program to incorporate the use of performance stock units (“PSUs”), which vest based on our performance relative to all U.S. banks between $10 and $50 billion in assets for earnings per share growth (50 percent) and return on average assets (50 percent).

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We continue to utilize options representing one-third of our 2021 equity grants for executives and 100% for other employees as we believe these awards align our executives and employee interests with those of shareholders based on the overall performance of the stock price following grant over the exercise period of ten years. See our 10-year Total Shareholder Return Performance on page 21.

●	Well-established stock ownership and insider trading guidelines are in place for all designated executive officers and board members as well as other designated individuals.
●	Our compensation programs are subject to approved claw back and recoupment policies.
●	Well-established and comprehensive information and cyber security programs are in place.
●	Well-established bank secrecy and anti-money laundering policies and procedures are in place.
●	Well-established fair lending programs, policies, and practices have been established to guide our teams in servicing our markets.
●	Our Chief Risk Officer and Chief Audit Executive independently report to the Board.
●	Risk appetite established with monitoring by and reporting to our newly established independent Board Risk Committee.

PROPOSAL 1

ELECTION OF DIRECTORS

General

While our amended and restated bylaws fix the number of directors at a number not less than seven nor more than fifteen, the Board of Directors has fixed the number of current directors at twelve, which will be reduced to eleven following our 2022 annual meeting. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by the Board of Directors. At the annual meeting, eleven directors are to be elected, each for a term of one year and until their respective successors have been duly elected and qualified.

Identifying and Evaluating Nominees for Director

The Board of Directors, acting through the Nominating/Corporate Governance Committee and pursuant to the Board of Directors’ Nominating/Corporate Governance Committee Charter and our Corporate Governance Guidelines, is responsible for identifying and evaluating candidates for membership on the Board of Directors. The Nominating/Corporate Governance Committee is responsible for recommending nominees who have the experience, qualifications, attributes, and skills appropriate to function collaboratively and effectively as the Board of Directors for the Company. The Board of Directors is committed to promoting diversity and inclusion in the governance and operations of the Company. These values are reflected in identifying candidates for Board service and in the overall makeup of the Board so that the Board is inclusive of members who reflect racial, gender, and ethnic diversity.

The Company’s Board of Directors appoints the Boards of Directors for First Financial Bank, N.A. and First Financial Trust and Asset Management Company, N.A. The Bank’s Board of Directors also appoints the regional Bank’s advisory boards, the Bank’s board committees, and the Board of Directors for First Technology Services Inc. The regional advisory and subsidiary boards serve as a training ground for prospective Company directors. At present, there are 35 minority and/or women members on these boards.

The Board of Directors and the Nominating/Corporate Governance Committee believe that the Board of Directors as a whole and its members individually should possess a combination of skills, professional experience, and diversity of backgrounds and viewpoints necessary to oversee our Company’s current and future needs. The attributes that the Board of Directors and every director should possess are set forth in our Nominating/Corporate Governance Committee charter. These criteria include:

●	at least a majority of the Board of Directors must be composed of independent directors;

●

candidates should be capable of working in a collegial manner with persons of diverse educational, business, and cultural backgrounds and should possess skills and expertise that complements the attributes of the existing directors;

●	candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics, including gender, race, and ethnicity;

●	candidates should demonstrate notable or significant achievement and possess senior-level business management or regulatory experience that would benefit our Company;

●	candidates should have familiarity with and experience in the commercial banking industry;

●	candidates shall be individuals of highest character and integrity;

●	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties, or that would violate any applicable laws or regulations;

●	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards, travel time, and other responsibilities; and

●	candidates shall have a desire to represent the interests of all shareholders.

The Nominating/Corporate Governance Committee and the Board of Directors may, from time to time, establish and consider other specific skills and experience that they believe our Company should seek in order to constitute a diverse, balanced, collaborative, and effective Board of Directors. For an incumbent director, the

Nominating/Corporate Governance Committee and the Board of Directors also consider the past performance of such director on our Board of Directors. Our Corporate Governance Guidelines also provide that an individual may not stand for election or reelection as a director upon attaining seventy-five (75) years of age. See “Nominees” below for the qualifications of each nominee for election at the annual meeting.

The Nominating/Corporate Governance Committee regularly reviews the composition of the Board of Directors in light of our Company’s business and structure; the changing needs of our Company because of the business environment; our operations, financial conditions, and complexity; its assessment of the Board of Directors’ performance; through evaluations of each board member, committee, and the board as a whole; and input from shareholders and other key constituencies. As part of this review, the Nominating/Corporate Governance Committee evaluates the effectiveness of the Board of Directors’ director nomination standards.

The Nominating/Corporate Governance Committee will, in consultation with the Chairman of the Board of Directors and in accordance with its charter, consider candidates proposed or suggested by members of the Board of Directors, management, third-party search firms retained by the Nominating/Corporate Governance Committee and shareholders. The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether they are proposed by members of the Board of Directors, management, third-party search firms, or shareholders. Any shareholder wishing to recommend a candidate to be considered by the Nominating/Corporate Governance Committee for nomination at an annual meeting of shareholders should review the procedure outlined under “Committees of the Board of Directors – Nominating/Corporate Governance Committee” beginning on page 46 of this proxy statement.

Beneficial Ownership Summary

The names and principal occupations of our current directors and nominees, together with the length of service as a director and the number of our common shares beneficially owned by each of them on March 1, 2022, are set forth in the following tables. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her. The address for each individual is 400 Pine Street, Suite 310, Abilene, Texas 79601.

Name	Age	Years as Director	Principal Occupation During Last Five Years	Shares Beneficially Owned	Percent of Shares Outstanding (1)

April K. Anthony	54	7	Managing Partner, Anthony Family Investment Partners, LTD. since 2021; CEO, Encompass Health – Home Health and Hospice from 1988 to 2021; and Executive Chairman of Homecare Homebase since 2019	83,182 (2)(12)	*

Vianei Lopez Braun	53	2	Attorney, Decker Jones, P.C.	4,249 (12)	*

Tucker S. Bridwell	70	15	President, Mansfeldt Investment Corporation	224,837 (3)(12)	*

David L. Copeland	66	24	President, SIPCO and Shelton Family Foundation, a private charitable foundation	332,108 (4)(12)	*

Mike B. Denny	68	3	Owner/President of Batjer and Associates, Inc.	57,362 (5)(12)	*

F. Scott Dueser	68	31	See “Executive Officers” on page 19	2,077,593 (6)(7)	1.46%

Murray H. Edwards	70	16	Principal, The Edwards Group	372,590 (8)(12)	*

Eli Jones, PhD	60	-	Professor and former Dean, Texas A&M University Mays School of Business	1,014 (12)	*

I. Tim Lancaster	68	9	Retired President and CEO, Hendrick Health System	31,239 (12)	*

Kade L. Matthews	64	24	Ranching and Investments	1,275,109 (9)(12)	*

Robert C. Nickles, Jr.	55	3	Executive Chairman of Alegacy Group, LLC	68,159 (10)(12)	*

Johnny E. Trotter	70	19	President & CEO, Livestock Investors, LTD.	944,776 (11)(12)	*

Shares beneficially owned by all executive officers and directors**					4.19%

* Less than 1%

**See “Executive Officers” on pages 19-20

(1)	Based on 142,606,642 common shares outstanding as of March 1, 2022.
(2)	Includes 7,036 shares that are owned by a trust for the benefit of Ms. Anthony’s spouse and 12,000 shares held by a trust of which Ms. Anthony is the beneficiary.
(3)

Includes 176,708 shares that are owned by a charitable foundation in which Mr. Bridwell serves as trustee or co-trustee to which he disclaims beneficial ownership, 10,000 shares that are owned by a company that Mr. Bridwell is the sole stockholder and sole director, and 3,532 shares held by his spouse. Mr. Bridwell is a current director and, as reported on the Company’s Form 8-K dated as of January 25, 2022, Mr. Bridwell will retire from the Board of Directors effective as of the annual meeting. Accordingly, Mr. Bridwell is not a current nominee.

(4)	Includes 287,053 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership.

(5)	Includes 52,021 shares owned by a limited partnership that Mr. Denny and his spouse jointly own.
(6)

Includes 496,084 shares that are owned by a family limited partnership of which Mr. Dueser serves as the manager and general partner and to which he disclaims beneficial ownership with respect to 372,003 shares; 448,310 shares owned by a second family limited partnership of which Mr. Dueser serves as the manager and general partner and to which he disclaims beneficial ownership with respect to 319,636 shares; and 934,261 shares held by several trusts of which Mr. Dueser is the trustee, settlor, and beneficiary.

(7)

Includes 208,832 shares indirectly owned as of March 1, 2022, through the employee stock ownership plan portion of the profit sharing plan, of which each participant has sole voting powers. Also, it includes 8,715 unvested shares as of March 1, 2022, through our 2015 Restricted Stock Plan which each participant has sole voting power; and excludes 9,814 restricted stock units and 9,814 performance stock units granted in 2022 through the 2021 Omnibus Stock and Incentive Plan.

(8)

Includes 8,880 shares of our common shares owned by Mr. Edwards’ spouse, 113,454 shares held by a limited partnership of which Mr. Edwards and his spouse are the general partners and of which Mr. Edwards and his spouse are also the limited partners, 38,859 shares held by a trust of which Mr. Edwards is the beneficiary and 19,480 shares that are owned by a trust in which Mr. Edwards serves as trustee and administrator to which he disclaims beneficial ownership.

(9)

Includes 560,000 shares that are owned by a private foundation for which Mr. Matthews serves as president and director to which he disclaims beneficial ownership. Also, includes 355,371 shares held by Mr. Matthews’ spouse in a grantor retained annuity trust (“GRAT”); and 355,371 shares held in a GRAT for the benefit of Mr. Matthews.

(10)	Includes 62,818 shares owned by a limited liability company that is jointly owned by Mr. Nickles and his spouse.
(11)	Includes 68,000 shares held by Mr. Trotter’s spouse.
(12)

Includes 1,211 unvested restricted shares for each director, other than Mr. Dueser (see 7 above) and Mr. Jones (615 unvested restricted shares), owned as of March 1, 2022, through our 2021 Omnibus Stock and Incentive Plan, which each participant has sole voting powers and vest on April 26, 2022.

Nominees

Based upon recommendations of the Nominating/Corporate Governance Committee, the Board of Directors has nominated the individuals below for election to the Board of Directors at the annual meeting to serve a one-year term and until their respective successors have duly been elected and qualified.

In light of the Company’s business and structure, the business environment, and the Company’s long-term strategy, the Board of Directors, upon recommendation of the Nominating/Corporate Governance Committee, selected a slate of nominees whose diversity, experience, qualification, attributes, and skills in leadership, commercial and investment banking and financial advisory services, finance and accounting, risk management, operations management, strategic planning, business development, marketing, technology, regulatory and government affairs, corporate governance, and public policy, led the Board of Directors to conclude that these persons should serve as our directors at this time.

Pursuant to the rules of the Nasdaq Stock Market LLC (“Nasdaq”), a majority of the Board of Directors must be comprised of independent directors. The Board of Directors has determined that each director nominated, except Mr. Dueser, is independent under applicable Nasdaq rules.

Each nominee’s biography and the specific experiences, qualifications, attributes, and skills of each nominee are described below.

April K. Anthony, Dallas, Texas, has served as a director of the Company since 2014. She serves on the Audit Committee and is designated as a “financial expert.” She is also a director of First Financial Bank, N.A., (the “Bank”), a wholly-owned subsidiary of the Company, and of First Technology Services, Inc. (the “Technology Company”), a wholly-owned subsidiary of the Bank. Currently, Ms. Anthony serves as the Managing Partner of Anthony Family Investment Partners, LTD. Ms. Anthony was the Founder and Chief Executive Officer of Encompass Health - Home Health and Hospice from 1998 until her retirement in 2021. Under Ms. Anthony’s leadership, Encompass Health - Home Health and Hospice grew to be the nation’s 4th largest provider of medicare certified home health services, was consistently recognized as a best place to work and was an industry leader in quality patient care outcomes. Ms. Anthony was also the Founder and Chief Executive Officer of Homecare Homebase from 2001 to 2019, at which time she transitioned to her current role as Executive Chairman. Homecare Homebase is the leading provider of enterprise technology solutions for the home health and hospice industry, with over 35% of the industry’s volume being managed via the Homecare Homebase solution. She is a graduate of Abilene Christian University and is a certified public accountant. She is a member of the Board of Trustees of Abilene Christian University, serving for 20 years, and currently serves as Board Chair. She was named Outstanding Alumnus in February 2018. Her experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant, Ms. Anthony brings strong accounting, management, strategic planning, technology, and financial skills important to the oversight of our financial reporting, enterprise, and operational risk management.

Vianei Lopez Braun, Fort Worth, Texas, was elected to the Board of Directors on January 28, 2020. She serves on the Compensation and Risk Committees. She also serves as a director of the Bank and as the Chair of the advisory board of the Bank’s Fort Worth Region. She leads the labor and employment division for Decker Jones, P.C., a full-service law firm based in Fort Worth, and serves as Chief Development Officer for the firm. She has been practicing law for more than 30 years with previous tenures in Houston and Abilene. She is an honors graduate of Princeton University and the University of Texas School of Law. She has been recognized as a Texas Monthly “Super Lawyer” in Labor & Employment law and has been selected as a “Top Lawyer” in Labor & Employment law by Fort Worth Texas and 360 West magazines, and by H Texas and Houstonia magazines when she was practicing law in Houston. She has also been honored as a “Great Woman of Texas” by the Fort Worth Business Press. Her experience and qualifications provide sound leadership to the Board of Directors. In addition, as an attorney specializing in labor and employment law, she brings strong legal, human resources, compensation and benefits, management, and corporate governance experience.

David L. Copeland, Abilene, Texas, has served as director of the Company since 1998. He serves as Chairman of the Audit Committee and as a member of the Executive, Risk, and Nominating/Corporate Governance Committees. He is designated as a “financial expert” for our Audit Committee. He also is a director of the Bank, serving on the asset-liability management committee, and a director of First Financial Trust & Asset Management Company, N.A. (the “Trust Company”), a wholly-owned subsidiary of the Company. He also serves as an advisory director of the Bank’s Abilene Region. He is president of the Shelton Family Foundation, a private charitable foundation, and SIPCO, Inc., the management and investment company for the Andrew B. Shelton family. He also serves as a director of Harte-Hanks, Inc., a publicly-traded, targeted marketing company. He is a graduate of Abilene Christian University and is a certified public accountant and chartered financial analyst. Mr. Copeland’s service as a director to public companies adds administration and operational management experience, as well as corporate governance expertise to the Board of Directors. His experience and qualifications provide sound leadership to the Board of Directors. In addition, as a certified public accountant and chartered financial analyst, Mr. Copeland brings strong investment, accounting, and financial skills important to the oversight of our financial reporting, enterprise, and operational risk management.

Mike B. Denny, Abilene, Texas, has served as a director of the Company since 2019. He serves on the Audit Committee. Mr. Denny is also a director of the Bank, serving on the Directors’ Loan Committee and as an advisory director of the Bank’s Abilene Region. He is the Owner and President of Batjer and Associates, Inc., the largest mechanical contractor in the Abilene area, having been with the company for over 45 years. He also is Vice President and Partner in Batjer Services, LLC. He is a graduate of the University of Texas in Austin with a finance degree. He currently serves on the Hendrick Medical Center Doctor Recruitment Committee; as a board member on the Abilene Restoration Ministries (Men of Nehemiah) and the Church of the Heavenly Rest Foundation. Additionally, he has served on several non-profit boards in Abilene and the Abilene Industrial Foundation through 2020. His experience and qualifications provide sound leadership to the Board of Directors. Mr. Denny brings strong finance and construction lending and other lending skills important to the oversight of our financial reporting, enterprise, and operational risk management.

F. Scott Dueser, Abilene, Texas, has served as a director of the Company since 1991. He is Chairman, President, and Chief Executive Officer of the Company and the Bank. He serves as chairman of the Executive Committee. He is also a director of the Bank, serving on the asset-liability management committee, the Trust Company, and Technology Company. He became CEO/President in 2001 and Chairman in 2008. Prior to his role at the Company, he was CEO/President of the Bank from 1991 to 2001 and assumed these roles again as well as Chairman of the Board effective December 30, 2012. He is a graduate of Texas Tech University with finance and accounting degrees and served on the Board of Regents of Texas Tech University from 2005 to 2009, the last two years as Chairman. He currently serves on the board of Breck Minerals LP, which is a privately held oil and gas company. He was selected as Abilene’s Outstanding Citizen of the Year in 2009 and has been awarded the Distinguished Alumni Awards by the Texas Tech University Alumni Association in 2019, Rawls College of Business in 2006, and

Southwestern Graduate School of Banking at SMU in 2013. Mr. Dueser adds financial services experience, especially lending, oil and gas expertise, and asset-liability management, to the Board of Directors, as well as a deep understanding of the Company’s business and operations. Mr. Dueser also brings risk and operations management and strategic planning expertise to the Board of Directors, skills that are important as we continue to implement our business strategy and acquire and integrate growth opportunities.

Murray H. Edwards, Clyde, Texas, has served as director of the Company since 2006. He currently serves on the Audit, Risk, and Executive Committees. He also is a director of the Bank, serving as chairman of the Directors’ Loan Committee, and serves as an advisory director of the Bank’s Abilene and Fort Worth Regions. He is Principal of The Edwards Group, a privately owned investment company, and has an undergraduate degree from Texas A&M University and a Master of Business Administration from Harvard Business School. He has successfully owned and managed several businesses, including Automated Farm Systems, Alderman-Cave Feeds, Abilene Cattle Feeders, Cape & Son, Bluebonnet Feeds, and Innovation Event Management. In 2018, he received the Texas A&M University Outstanding Agribusiness Entrepreneur Award, and in 2019 was awarded the Outstanding Alumnus Award by the College of Agriculture and Life Sciences of Texas

A&M. He was the largest shareholder and a director of Peoples State Bank, Clyde, Texas, prior to it being acquired by the Company. Mr. Edwards has significant risk management, merger and acquisitions, and strategic planning skills. In addition, he brings strong agriculture, accounting, lending, and financial skills important to the oversight of our financial reporting, enterprise, and operational risk management.

Eli Jones, Ph.D., Bryan, Texas, was appointed as a director of the Company on January 25, 2022. He is also a director of the Bank and serves as an advisory director of the Bank’s Bryan/College Station Region. Dr. Jones is a professor of marketing and the Lowry and Peggy Mays Eminent Scholar at Texas A&M University. He recently served for six years as Dean of Texas A&M’s prestigious Mays Business School, one of the nation’s top 20 business programs, preceded by three years as dean of the Sam M. Walton College of Business at the University of Arkansas. He also served as dean of the business school at Louisiana State University and was Founding Executive Director of the Sales Excellence Institute at the University of Houston. A nationally respected academician and higher education leader, Jones is a published author and teaches courses in strategic and advanced professional selling, sales leadership, and marketing strategy. Among his professional associations,

Jones serves on Invesco’s Family of Funds board of directors, trustee, and as director of the Insperity, Inc. (NYSE: NSP) board of directors. From 2012 to 2015, Jones served on the advisory board of directors for Arvest Bank. He’s also contributed his time to many nonprofit and for-profit organizations, including the World Trade Center in Arkansas, University of Arkansas Technology Development Foundation, Mary Bird Perkins Cancer Center, and the Baton Rouge Area Chamber, among others. In 2016, the KPMG Ph.D. Project, of which Jones is a charter member, inducted him into its hall of fame for “achieving significant impact within the network of minority business doctoral students and faculty.” Dr. Jones is a Bryan/College Station native and holds degrees in journalism (B.S. 1982) and business administration (MBA, 1986 and Ph.D., 1997) from Texas A&M University. Dr. Jones brings public company experience, marketing, and sales experience, strategic planning, and other skills for the oversight of our operations, including prior bank board experience.

I. Tim Lancaster, Lubbock, Texas, has served as a director of the Company since 2013. He serves as chairman of the Compensation Committee and is a member of the Executive, Nominating/Corporate Governance, and Audit Committees. He also is a director of the Bank, serving on the Directors’ Loan Committee. He retired in 2019 as President and CEO of Hendrick Health Systems, a 525-bed regional hospital based in Abilene, Texas, having served in this capacity since 2004. From 1998 to 2004, he was CEO of Brownwood Regional Medical Center, Brownwood, Texas. He has a Bachelor of Finance degree from Texas Tech University and a masters in health care administration from Texas Women’s University. He is a past Chair of the Board of Trustees of the Texas Hospital Association and was honored in February 2018 with the Earl M. Collier Award for Distinguished Health Care Administration in Texas. He has served on numerous healthcare-related boards on a national and state level. He is past Chairman of the Board of Regents of Texas Tech University System and currently serves on the Texas Tech University Foundation Board as Vice Chairman. He also serves on the Buckner International Board of Directors. He was selected as Abilene’s Outstanding Citizen of the Year in 2018. Mr. Lancaster adds significant operational, risk management, strategic planning, and administrative experiences, as well as corporate governance expertise that is important to the Company. His past leadership as the chief executive officer of a large hospital system brings strong accounting, management skills, and medical industry expertise to the oversight of our financial reporting and operational risk management. Mr. Lancaster had ten years in the banking industry prior to going into hospital administration.

Kade L. Matthews, Clarendon, Texas, has served as a director of the Company since 1998. He serves on the Compensation and Risk Committees. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford Region. He is President of the Legett Foundation, a private charitable foundation in Texas; President of the Dodge Jones Legacy Foundation, a private charitable foundation in Abilene; President of Kickapoo Springs Foundation, a private charitable foundation in Abilene; a former member of the Amarillo Area Foundation, and a trustee of Texas Christian University, where he is a graduate. He also is on the board of visitors of the MD Anderson Cancer Center in Houston. Mr. Matthews is also a former regent of Clarendon College and former president of the Clarendon College Foundation. He is a rancher and manages investments. Mr. Matthews provides excellent agriculture and wealth management experience, local knowledge of economic trends in the communities that we serve, as well as compensation and benefits experience and corporate governance experience garnered through his leadership position and board service with other entities.

Robert C. Nickles, Jr., Houston, Texas, has served as a director of the Company since 2019. He currently serves as Chairman of the Risk Committee and also serves on the Compensation Committee. He also serves as a director of the Bank and as the Chair of the advisory board of the Bank’s Kingwood Region. He is the founder and executive chairman of Alegacy Group, LLC, the second-largest gas compressor packager in the world, with over $1 billion in revenue since inception. He is also managing director of 3MCB Investments, LLC, Nickles Investments, LLC and serves on the board of directors of Fast Fusion LLC. Mr. Nickles previously served in management roles including CEO of Nickles Industries, senior vice president of operations and senior vice president of sales for Cooper Cameron, and COO of Valerus Compression Services. He is a graduate of Oklahoma State University. In 2010, he was elected to the Commercial State Bank, Kingwood, Texas board of directors and served on that board until the Company’s acquisition of that bank on January 1, 2018. His experience and qualifications provide sound leadership to the Board of Directors. Mr. Nickles brings strong financial, oil and gas expertise investment and lending skills important to the oversight of our financial reporting, enterprise, and operational risk management.

Johnny E. Trotter, Hereford, Texas, has served as a director of the Company since 2003. He serves on the Executive, Compensation, and Nominating/Corporate Governance Committees. He also is a director of the Bank and serves as an advisory director of the Bank’s Hereford Region. He is president of Livestock Investors, LTD., one of the largest cattle feeders in the United States, as well as an officer in Deaf Smith Enterprises LLC, a privately owned real estate company. Mr. Trotter was inducted into the Cattle Feeder Hall of Fame in 2021 and was previously inducted into the Texas Cowboy Hall of Fame, the Texas Horse Racing Hall of Fame and the American Quarter Horse Hall of Fame. He also is the president of Whiteface Ford dealership in Hereford, Texas, officer/co-owner of Panhandle Express Transportation of Hereford, and owns and manages ranches/farms in Texas, New Mexico, Oklahoma, and Mississippi. He also is a director of First United Bank, Dimmitt, Texas, an unaffiliated bank. He is also a director and became president of the American Quarter Horse Association in March 2014 and is active in numerous other cattle/horse associations and philanthropic/community involvement. He was named 2004 Citizen of the Year in Hereford/Deaf Smith County, Texas. He received an honorary doctorate from West Texas A&M University in December 2015, received the Chester A. Reynolds Memorial Award at the National Cowboy & Western Heritage Museum in Oklahoma City, Oklahoma in 2017. Mr. Trotter brings key leadership, risk management, operations, strategic planning, and auto industry/agricultural expertise that assist the Board of Directors in overseeing the Company’s operations.

Summary of Board Diversity

The following matrix, as required by Nasdaq listing rules, demonstrates our ongoing commitment to diversity:

Board Diversity Matrix (As of March 17, 2022)

Total Number of Directors	12

	Female	Male

Part I : Gender Identity

Directors	2	10

Part II: Demographic Background

African American or Black (Dr. Jones)	-	1

Hispanic or Latinx (Ms. Braun)	1	-

White (Ms. Anthony)	1	9

Additionally, the following graphs illustrate the independence, average tenure, average age, and diversity of our Board of Directors, following the Annual Meeting:

Board Composition

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of your Board of Directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2022, and to serve until the next annual meeting in April 2023. Ernst & Young LLP has served as the Company’s independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board of Directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our certificate of formation, bylaws, or otherwise.

Nevertheless, your Board of Directors is submitting this matter to the shareholders in conformance with the practices of good corporate governance. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders’ meeting, and they may have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3

ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to the Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. Although the vote is advisory and is not binding on the Board of Directors, the Company, or the Compensation Committee, the Board’s Compensation Committee will take into account, among other criteria, the outcome of the vote when considering future executive compensation decisions.

This proposal, commonly referred to as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers and the executive compensation philosophy, policies, and programs described in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in the Compensation Discussion and Analysis section, we seek to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance, and produces consequences for underperformance. We believe that our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.

You are encouraged to read the detailed information under “Executive Compensation” beginning on page 21 of this proxy statement for additional details about our executive compensation programs. We believe shareholders should consider the following in determining whether to approve this proposal:

●	each member of our Compensation Committee is independent under the applicable Nasdaq rules;

●	the Compensation Committee continually monitors our performance and adjusts compensation practices accordingly;

●

all award agreements, after October 2016, evidencing awards granted under the 2012 Incentive Stock Option Plan, the 2015 Restricted Stock Plan, or the 2021 Omnibus Stock and Incentive Plan include a compensation recoupment (“clawback”) provision; and

●

all bonuses and awards are subject to repayment or forfeiture pursuant to the Company’s Compensation Recovery Policy, as further discussed on page 32, should the Company be required to prepare an accounting restatement.

Shareholder advisory votes on executive compensation currently take place on an annual basis.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of First Financial Bankshares, Inc. hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE

RESOLUTION RELATED TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE

OFFICERS.

EXECUTIVE OFFICERS

Set forth in the following table are our named executive officers for 2021, the number of years they have served in their current position, their principal occupation, and the number of our common shares beneficially owned by each of them as of March 1, 2022. Except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds. The address for each individual is 400 Pine Street, Abilene, Texas, 79601.

Name	Age	Office	Years Served in Such Office	Principal Occupation During Past 5 Years	Shares Beneficially Owned	Percent of Shares Outstanding (1)

F. Scott Dueser	68	Chairman of the Board, President, and Chief Executive Officer	21	Chairman, President and Chief Executive Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A.**	2,077,593 (2)(3)(6)	1.46%

Ronald D. Butler, II	62	Executive Vice President and Chief Administrative Officer	10	Executive Vice President and Chief Administrative Officer of First Financial Bankshares, Inc and First Financial Bank, N.A.**.; Chairman and Chief Executive Officer of Abilene Region of First Financial Bank, N.A.**	218,761 (3)(4)(5)(6)	*

James R. Gordon	56	Executive Vice President and Chief Financial Officer	2	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A.** since May 2020; and Executive Vice President and Chief Financial Officer of FB Financial Corporation (“FBK”) and FirstBank from 2016 to May 2020	9,840 (3)	*

Gary S. Gragg	62	Executive Vice President and Chief Lending Officer	16	Executive Vice President and Chief Lending Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A.**	195,387 (3)(4)(5)(6)(7)	*

Kirk W. Thaxton	61	Chairman, President, and Chief Executive Officer, First Financial Trust & Asset Management Company, N.A.	15	Chairman, President and Chief Executive Officer, First Financial Trust & Asset Management Company, N.A.**	158,250 (3)(4)(5)(6)	*

*Less than 1%

**A wholly-owned subsidiary of the Company

F. Scott Dueser	Ronald D. Butler II	James R. Gordon	Gary S. Gragg	Kirk W. Thaxton

(1)	Based on 142,606,642 common shares outstanding as of March 1, 2022.
(2)

Includes 496,004 shares that are owned by a family limited partnership of which Mr. Dueser serves as the manager and general partner and to which he disclaims beneficial ownership with respect to 372,003 shares; 448,310 shares owned by a second family limited partnership of which Mr. Dueser serves as the manager and general partner and to which he disclaims beneficial ownership with respect to 319,636 shares; and 934,261 shares held by several trusts of which Mr. Dueser is the trustee, settlor, and beneficiary.

(3)

Includes shares indirectly owned as of March 1, 2022, through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser – 208,832, Mr. Butler – 40,881, Mr. Gordon – 200, Mr. Gragg – 25,085, and Mr. Thaxton – 31,541.

(4)

Includes 41,000, 50,100, and 44,000 shares of our common shares issuable upon exercise of options presently exercisable or exercisable within 60 days of March 1, 2022, for Messrs., Butler, Gragg, and Thaxton, respectively.

(5)	Mr. Butler, Mr. Gragg, and Mr. Thaxton have pledged Company stock owned by them totaling 127,519 shares, 145,287 shares, and 38,197 shares, respectively, related to their exercise of stock options.
(6)

Includes unvested shares owned as of March 1, 2022, through our 2015 Restricted Stock Plan which each participant has sole voting powers, as follows: Mr. Dueser – 8,715, Mr. Butler – 2,365, Mr. Gordon – 6,995, and Mr. Thaxton – 2,365; but excludes restricted stock units and performance stock units granted during 2021 through our 2021 Omnibus Stock and Incentive Plan.

(7)

Mr. Gragg retired from the Company effective January 31, 2022; therefore, his shares beneficially owned as of March 1, 2022, are not included in total shares beneficially owned by all executive officers and directors on page 11.

Set forth in the following table are our other current executive officers, the number of years they have served in their current position, and their principal occupation.

Name	Age	Office	Years Served in Such Office	Principal Occupation, During Past 5 Years

David W. Bailey (**)	38	Executive Vice President, Commercial Banking	1	Executive Vice President, Commercial Banking since October 2021; Senior Lender of Abilene Region from 2020 to 2021, and CEO (2020) and President (until 2020) of the Eastland Region of First Financial Bank, N.A.*

T. Luke Longhofer (**)	39	Executive Vice President and Chief Lending Officer	3	Executive Vice President and Chief Credit Officer since 2018; and Loan Review Manager from October 2010 to 2018 of First Financial Bankshares, Inc. and First Financial Bank, N.A.*

J. Kyle McVey (**)	35	Executive Vice President and Chief Accounting Officer	1	Senior Vice President, Chief Accounting Officer of First Financial Bankshares, Inc, and First Financial Bank, N.A. *

Randy A. Roewe	54	Executive Vice President and Chief Risk Officer	6	Executive Vice President and Chief Risk Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A.*

John J. Ruzicka	64	Executive Vice President and Chief Information Officer	3	Executive Vice President and Chief Information Officer of First Financial Bankshares, Inc., Chairman, President, and CEO of First Financial Technology Services, Inc.* since 2018; and Senior Vice President and Director of User Applications of Heartland Financial USA, Inc. from 2017 to 2018.

*	A wholly-owned subsidiary of the Company
**

Mr. Bailey and Mr. McVey were elected as executive officers on January 25, 2022, and Mr. Longhofer was elected as Chief Lending Officer effective January 31, 2022, upon Mr. Gragg’s retirement from the Company.

David W. Bailey	T. Luke Longhofer	J. Kyle McVey	Randy A. Roewe	John J. Ruzicka

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is included to provide the material information necessary for our shareholders to understand the objectives and policies of our compensation program for our named executive officers. The following executives were our “Named Executive Officers” for 2021:

Named Executive Officer	Title

F. Scott Dueser	Chairman, President, and Chief Executive Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A.

Ronald D. Butler, II	Executive Vice President and Chief Administrative Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A.; Chairman and Chief Executive Officer of First Financial Bank, N.A., Abilene Region

James R. Gordon	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A.

Gary S. Gragg	Executive Vice President and Chief Lending Officer of First Financial Bankshares, Inc. and First Financial Bank, N.A. (retired effective January 31, 2022)

Kirk W. Thaxton	Chairman, President, and Chief Executive Officer, First Financial Trust & Asset Management Company, N.A.

EXECUTIVE SUMMARY

2021 Selected Business Highlights

Total Shareholder Return (“TSR”). The graph below shows our TSR, showing the actual return of our stock price with dividends reinvested, expressed as a cumulative return to our shareholders over the past decade. As illustrated, a $100 investment in First Financial Bankshares, Inc. (“FFIN”) common stock on December 31, 2011, would be valued at $729 as of December 31, 2021, which significantly outperformed the financial services industry over the period, as measured by the S&P 500 Financials Index, S&P U.S. BMI Bank Index, and the KBW NASDAQ Regional Bank Index (“KRX”) as well as the broader S&P 500 Index

	TSR for the Period Ending 12/31/21
Index	1-Year	3-Year	5-Year	10-Year
First Financial Bankshares, Inc.	42%	84%	143%	629%
KBW Nasdaq Regional Banking Index	37%	54%	30%	225%
S&P 500 Index	29%	100%	133%	363%
S&P 500 Financials Index	35%	75%	86%	354%
S&P U.S. BMI Banks Index	36%	63%	61%	292%

Source: S&P Global Market Intelligence
© 2022

Financial Highlights. To provide a backdrop for executive pay decisions for 2021, the following key operating metrics and financial highlights provide an overview for our operating results:

●

Our 2021 net income reflected our 35th consecutive year of annual earnings growth. Net income for 2021 was $227.56 million, up $25.53 million, or 12.64 percent, over 2020, representing earnings per diluted share of $1.59 in 2021 and $1.42 in 2020.

●	Total assets grew 20.16 percent to $13.10 billion, representing $2.20 billion of growth, while loans held-for investment increased to $5.39 billion and deposits increased to $10.57 billion.

●	Our earnings reflect a return on average assets of 1.89 percent, a return on average equity, and average tangible equity of 13.31 percent and 16.35 percent, respectively, for 2021.

●	Our net interest margin was 3.40 percent, while our efficiency ratio slightly increased to 45.84 percent.

●

Our provision for credit losses was a reversal of $1.14 million in 2021 compared to a provision of $19.52 million in 2020. Net charge-offs as a percentage of average loans were 0.02 percent for 2021 compared to 0.06 percent for 2020, while nonperforming assets as a percent of loans held for investment and foreclosed and decreased to 0.63 percent as of December 31, 2021, from 0.83 percent as of December 31, 2020.

●	Our Trust Company grew the market value of assets managed to $8.7 billion, up 15.83 percent over 2020, while trust fees increased to $36.15 million, up 22.40 percent.

●

We originated approximately $971 million of loans under the Paycheck Protection Program for over 9,700 customers, including approximately $267 million for nearly 3,200 customers in 2021; the majority had been repaid or forgiven by December 31, 2021, leaving $52.79 million in remaining balances.

Strategic/Non-Financial Highlights. To provide additional information on other strategic accomplishments and focus for 2021, we have provided the following:

●

While 2021 was a challenging year given the ongoing impact of the COVID pandemic on the overall business and economic environment, we were able to produce the above results while taking numerous actions to address the impact of COVID on our employees and customers with the goal of protecting all parties during the ongoing pandemic.

●	We continued to focus on diversity through the appointment of our fourth female president; and the recent appointment of Dr. Jones, our first African-American, to our Board of Directors.

●	We hired Ms. Maggie Tuschinski as our first Executive Vice President and Chief Digital Officer to develop our long-term digital vision and to improve our customer service experience.

●	We continued to focus on updating and improving our reporting for Evironmental, Social and Governance (“ESG”) activities (see summary on pages 5-8 of this proxy for additional details).

2021	Redesign and Key Pay Decisions

Element	Key Changes

Competitive base pay	Increased base salaries based on market data derived from the annual peer group study

Short-term incentives - cash	Increased targets and maximum payouts

Long-term incentives – equity	Established targeted levels for each executive officer position

Timing – increased frequency to annual grants from bi-annual grants

Changed mix to one-third for each equity instrument (options, Restricted Stock Unit (“RSUs”), Performance Stock Units (“PSUs”))

Introduced PSUs with vesting tied to three-year cliff vesting based on Earnings Per Share (“EPS”) and Return on Average Assets (“ROA”) results compared on a relative basis to all U.S. Banks with assets between $10 and $50 billion

Reduced vesting of options from six years to five years

Other	Maintained “make-whole” company contribution feature in our Supplemental Executive Retirement Plan (“SERP”)

Amended SERP to allow for employee deferral of compensation elements, including the deferral of RSUs and PSUs

Introduced discretionary employer contributions for selected executives

In summary, the Compensation Committee’s key pay decisions for Named Executive Officers (“NEOs”) in 2021 included:

●	Base salary: increased the base salaries for NEOs in early 2021; the raises ranged from 2.33% to 3.64% for the group.

●

Short-term incentives: paid 2021 annual incentives for NEOs, which averaged 42.5% of base pay, or 93.8% of target, and totaled $1,347,720, reflecting our outstanding 2021 performance; the target and maximum payout levels were generally increased for the executives.

●

Long-term incentives (“LTI”):    The overall LTI program was redesigned as outlined above. As a result of the overall design changes discussed above, the Company granted the following equity incentives to our NEOs during 2021:

○	35,822 stock options with an exercise price of $48.91, which vest ratably over five years;
○	14,421 RSUs, which vest ratably over three years; and
○

14,421 PSUs, which vest at the end of the three-year period ending December 31, 2023, based on the Company’s growth in EPS (50% weighting) and actual ROA (50% weighting) relative to a peer group comprised of all U.S. banks with assets between $10 billion and $50 billion over the three-year period. Payouts of the PSUs are targeted at 100% payout at the 50th percentile but may reach 200% if the relative performance exceeds the 75th percentile of the peer group.

●	Other: Included an additional discretionary $300,000 employer contribution to the SERP for Mr. Dueser, our Chairman, President, and Chief Executive officer.

2021	Say on Pay Results and Shareholder Engagement

Say-on-Pay Considerations.    The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority (97.1% of votes cast) of our shareholders approved the compensation program described in our proxy statement in 2021, the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

Shareholder Outreach.    We value the opinion of our shareholders and look forward to a continued, open conversation on compensation and related matters, and other issues relevant to our business. We want our shareholders to fully understand our rationale for our approach to executive compensation, and we want to understand the views and concerns of our shareholders. Although our current executive compensation program contains continuations or versions of arrangements that were put in place historically, we continue to evolve the design and features based on current best practices and shareholder feedback.

Overall	Summary of Key Compensation Governance Features

What We Do

✓	Pay for performance
✓	Establish maximum short-term and long-term performance-based incentive payouts
✓	Grant one-third of our long-term incentives in performance-based awards, starting in 2021
✓	Grant one-third of our long-term incentives in stock options
✓	Grant one-third of our long-term incentives in restricted stock units with a three-year vesting period
✓	Require our executive officers to own stock through established stock ownership guidelines

✓	Conduct an annual “say on pay” vote
✓	Conduct ongoing shareholder outreach and communications
✓	Conduct a periodic risk assessment of our compensation programs
✓	Engage an independent compensation consultant – Pearl Meyer
✓	Have an independent compensation committee
✓	Compensation clawback and recoupment policy
✓	Noncompetition and non-solicitation terms required to equity grants

What We Don’t Do

✓	Hedging of Company stock by executive officers
✓	Repricing of stock options
✓	Issue employment agreements with tax gross-up features

WHAT	GUIDES OUR COMPENSATION PROGRAM

Compensation	Philosophy & Objectives

The Compensation Committee’s philosophy is to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance, and discourages underperformance. It is also the Compensation Committee’s practice to provide a balanced mix of short- and long-term compensation and cash and equity-based compensation that the committee believes appropriate to mitigate excessive risk-taking and align the short- and long-term interests of the Company’s executives with that of its shareholders and encourage executives to participate and perform as equity owners of the Company.

We believe that to attract and retain the quality of executive talent necessary to achieve our long-term strategic business goals; we must offer a competitive compensation package to our executives. The Compensation Committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and long-term awards under the Company’s long-term incentive programs (including profit sharing, employee stock ownership plan, restricted stock units (“RSUs”) and performance stock units (“PSUs”), and stock options). The Compensation Committee reviews the range of total compensation in the market for various positions. Executive compensation is based on factors including the competitive market for talent, responsibilities, skills, experience, and performance. We consider the executive’s scope of responsibilities, skills and experience, overall Company performance, and the Board of Directors’ evaluation of the executive’s individual performance. Based on our business strategy and the results we expect from our executives, we attempt to blend their compensation pay between short- and long-term pay as well as the mix of cash and equity compensation to promote our short- and long-term business objectives. We believe the design of our compensation programs and the amounts paid have been and continue to be appropriate and reasonable. We continually review our programs to ensure they are aligned with our business objectives and shareholder interests.

It is the Compensation Committee’s practice to provide incentives that promote both the short- and long-term financial objectives of the Company. To motivate our executives to achieve our strategic business goals, we offer the opportunity to earn the targeted level of pay through incentive compensation that correlates to the Company’s short- and long-term performance. These incentives are based on financial and investment metrics underlying Company performance, including earnings growth, return on assets, return on equity, net interest margin, credit quality metrics, and efficiency ratio. Annual bonuses reward achievement of short-term objectives based on the Company’s operational business plan that are established to encourage our executives to make decisions currently that promote shareholder value. Long-term incentive programs encourage executives to focus on the Company’s long-term strategic goals, which are catalysts to drive sustainable long-term shareholder value while accomplishing a high level of retention of our executives. Our compensation program also accounts for individual performance, which enables the Compensation Committee to differentiate among executives and emphasize the link between personal performance and compensation.

Key Elements of Executive Compensation7

Compensation Element	How Paid	Purpose

Base Salary	Cash (fixed payments)	Provides a competitive base salary relative to similar positions in the market to attract and retain highly skilled executive talent

Short-term Incentives	Cash (variable/ performance)	Focus on achieving predetermined annual financial performance and other strategic objectives supporting growth, profitability, and returns for our shareholders

Long-term Incentives	Equity Grants - Options - RSUs - PSUs	Focus on incentives for executives to reach financial goals and align their long-term economic interests with those of stockholders through meaningful use of a mix of equity incentives; including stock price appreciation in the case of stock options

Other Benefits	SERP (deferred) 401(k) Profit Sharing Plan ESOP	Provide retirement security and wealth accumulation of employees through employer contributions and employee deferrals of compensation as well as retirement benefits and additional stock ownership

(1)	Excludes Mr. Gragg, who did not participate in long-term incentives granted in 2021 due to his pending retirement on January 31, 2022.

Compensation Decision-Making Process

Role of Compensation Committee.     Our Compensation Committee has the primary responsibility for approving our compensation philosophy and programs as they relate to our executive officers, including the named executive officers (“NEOs”). The Compensation Committee is comprised of independent, non-employee members of the Board of Directors. The Compensation Committee works very closely with the independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Committee’s authority and responsibilities are specified in the Compensation Committee’s Charter, which is available on our website at www.ffin.com in the “Investor Relations/Shareholder Information/Governance Documents.”

The Compensation Committee makes all final compensation and equity award decisions regarding our executive officers, except for the Chief Executive Officer (“CEO”), whose compensation is determined by the independent members of the full Board of Directors, based upon recommendations of the Compensation Committee.

Role of Senior Management. Members of our management team attend regular meetings where executive compensation, Company, and individual performance, and competitive compensation levels and practices are discussed and evaluated. The Committee and subsequently the independent members of the Board of Directors review the CEO’s performance and make all final determinations regarding his compensation after conducting their review; for other executive officers, the Committee reviews the CEO’s assessment of their performance and proposed pay decisions. Only the Committee members are allowed to vote on decisions regarding executive officer compensation.

Role of the Independent Consultant. The Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee, and compensate its outside advisors, including its compensation consultant. The Compensation Committee has the funding it needs for these purposes.

The Compensation Committee initially retained Pearl Meyer in 2020, which continued in 2021, as its independent executive compensation consultant. The services provided by Pearl Meyer include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of our program design and awards in relation to our performance.

None of the Company’s management team participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee, and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Peal Meyer in late 2021 and determined that Pearl Meyer’s work for the Compensation Committee did not raise any conflicts of interest, taking into account the “independence factors” identified by the SEC and Nasdaq. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In 2021, Pearl Meyer prepared an executive compensation report with regard to the named executive officers. This analysis included a review of the competitiveness of the compensation levels, pay for performance analysis, and a retention analysis. Pearl Meyer utilized a group of publicly traded financial institutions (the “Peer Group”) disclosed below.

Role of Competitive Benchmarking. The Compensation Committee measures the Company’s senior management compensation levels with comparable compensation levels in industry benchmark studies and peer group data. We use survey data to benchmark our executive positions to those at other banking institutions with total asset sizes similar to ours.

In 2021, the Compensation Committee requested Pearl Meyer to perform an annual compensation review against both the public peer group and the comparable-size banks. The peer group companies considered by the Compensation Committee are:

● Allegiance Bancshares, Inc. ● FB Financial Corporation ● Hilltop Holdings, Inc. ● Home Bancshares, Inc. ● Independent Bank Group, Inc.	● National Bank Holding Corporation ● Origin Bancorp, Inc. ● Prosperity Bancshares Corporation ● Renasant Corporation ● ServisFirst Bancshares, Inc.	● Simmons First National Corporation ● Southside Bancshares, Inc. ● Trustmark Corporation ● Triumph Bancorp, Inc. ● Veritex Holdings, Inc.

2021 EXECUTIVE COMPENSATION PROGRAM – DETAILED ANALYSIS

The following is a summary of the elements of compensation provided to our Chief Executive Officer and other named executive officers. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.

Base Salary

Base salaries paid to our executives competitively compensate them for the experience and skills needed to perform their current roles, as well as reward their prior individual performance. We seek to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status, accomplishments, and experience. In January 2021, effective March 1, 2021, based on its review of the competitive market data, the Compensation Committee increased the base salary for each named executive officer as follows:

	2021 Base Salary	% Increase

Dueser	$1,103,350	3.60%
Butler	$570,000	3.64%
Gordon	$620,000	3.33%
Gragg	$435,000	2.35%
Thaxton	$440,000	2.33%

Additionally, the Compensation Committee met in January 2022 and approved base salaries for 2022 for the named executive officers, effective March 1, 2022, as follows: Mr. Dueser - $1,125,000, Mr. Butler - $600,000, Mr. Gordon - $620,000, and Mr. Thaxton - $453,000.

Short-term Incentives (Cash Bonus)

For the fiscal year 2021, the annual and actual incentive targets in dollars and percentages for the named executive officers were as follows:

Named Executive Officer	Target Incentive of Base Salary (%)	Target Incentive ($)	Actual Incentive to Base Salary (%)	Actual Incentive ($)	Actual to Target (%)
Dueser	60	662,010	56.00	617,876	93.33
Butler	38.75	220,875	31.69	180,619	81.77
Gordon	40	248,000	36.00	223,200	90.00
Gragg	35	152,250	35.50	154,425	101.43
Thaxton	35	154,000	39.00	171,600	111.43

We offer a short-term incentive plan that provides senior management with an opportunity to receive a cash bonus based on a sliding scale upon accomplishment of pre-determined performance goals. For 2021, the range of target awards for the named executive officers of the Company was 35 percent of the executive’s base salary, up to a maximum of 80 percent, representing an increase from 35 percent and 50 percent, respectively, in the prior year. In 2021, the metrics set for the named executive officers were those believed to be generally controllable by the respective named executive officer and which the Compensation Committee believed would result in increased shareholder value if achieved.

For 2021, the metrics for Mr. Dueser’s and Mr. Gordon’s bonus goals and amounts earned, along with 75% of Mr. Butler’s overall bonus and Mr. Gragg’s bonus, were as follows:

		Sliding Scale
	% of Bonus	Threshold	Lower	Target	Upper	Maximum	2021 Actual	Dueser Bonus	Gordon Bonus	Butler Bonus
Earnings Growth	40%	10.00%	11.00%	12.00%	13.00%	15.00%	13.71%	$308,938	$124,000	$85,500
Return on Assets	30%	1.90%	1.95%	2.00%	2.05%	2.10%	1.90%*	132,402	37,200	25,650
Return on Equity	20%	12.50%	13.00%	13.50%	14.00%	14.50%	13.31%	110,335	37,200	25,650
Efficiency Ratio	10%	47.00%	46.50%	46.00%	45.50%	45.00%	45.84%	66,201	24,800	17,100

Total								$617,876	$223,200	$153,900
% of Base Salary								56.0%	36.0%	36.0%

		Sliding Scale
	% of Bonus	Threshold	Lower	Target	Upper	Maximum	2021 Actual	Gragg Bonus
Earnings Growth	40%	10.00%	11.00%	12.00%	13.00%	15.00%	13.71%	$69,600
Return on Assets	30%	1.90%	1.95%	2.00%	2.05%	2.10%	1.89%	26,100
Net Charge-offs	20%	0.10%	0.08%	0.07%	0.06%	0.04%	0.02%	43,500
Nonperforming Assets	10%	0.90%	0.80%	0.70%	0.60%	0.50%	0.63%	15,225

Total								$154,425
% of Base Salary								35.5%

* The Compensation Committee utilized its discretion to adjust the return on assets from 1.89% to the 1.90% threshold due to the Company’s significant growth in assets in 2021.

For 2021, Mr. Thaxton’s bonus goals and amount earned were as follows:

		Sliding Scale
	% of Bonus	Threshold	Lower	Target	Upper	Maximum	2021 Actual	Thaxton Bonus
Trust Net Income Growth	40%	8.00%	9.00%	10.00%	12.00%	14.00%	22.47%	$88,000
Trust Revenue Growth	30%	6.00%	6.50%	7.00%	7.50%	8.00%	21.95%	66,000
Assets Managed Growth at Market	20%	8.00%	9.00%	10.00%	11.00%	12.00%	8.94%	17,600
Trust Noninterest Expense Growth	10%	6.00%	5.00%	4.00%	3.00%	2.50%	20.19%	-

Total								$171,600
% of Base Salary								39.0%

For 2021, 25% of Mr. Butler’s bonus goals related to the performance of the Abilene Region, which he serves as Chief Executive Officer, are as follows, including the amount earned:

		Sliding Scale
	% of Bonus	Threshold	Lower	Target	Upper	Maximum	2021 Actual	Butler Bonus
Region Earnings Growth	35%	5.00%	5.50%	6.00%	7.00%	8.00%	5.00%	$9,975
Region Return on Assets	25%	1.85%	1.90%	1.95%	2.00%	2.05%	1.69%	-
Region Loan Growth	15%	8.00%	9.00%	10.00%	11.00%	12.00%	24.20%	10,688
Region Efficiency Ratio	10%	41.00%	40.50%	40.00%	39.50%	39.00%	41.13%	-
Region Service Charge Income Growth	5%	5.00%	6.00%	7.00%	8.00%	9.00%	7.69%	2,494
Region Net Interest Margin	5%	3.00%	3.05%	3.10%	3.15%	3.20%	2.90%	-
Region Net Deposit Account Growth	5%	1,000	1,200	1,400	1,500	1,600	4,085	3,562

Abilene Region Total								$26,719
% of Base Salary								18.75%
Corporate Total								$153,900

Total Bonus								$180,619
Total % of Base Salary								31.7%

Similar to Mr. Butler’s bonus program above, the Company’s other Regional Bank Chief Executive Officers and Presidents are also included in this bonus program, and their goals are structured to specific situations for their respective region. While the performance goals drive the bonus plan and executive awards, the Compensation Committee retains discretion, both positive and negative, to adjust payouts of the awards based on the performance of the Company, including audit, compliance, and asset quality issues, and the individual officer performance, as deemed appropriate.

The Compensation Committee met in January 2022 to establish the specific goals for 2022 bonus plans for the named executive officers. Such 2022 goals were based on similar criteria as 2021; however, the target and maximum levels were increased for Mr. Dueser to 90 percent and 110 percent, respectively; and for Mr. Butler, Mr. Gordon, and Mr. Thaxton, the target and maximum levels were increased to 50 percent and 70 percent, respectively.

Long-term Incentives (Equity Grants)

Stock Options. We presently offer stock options under the 2021 Omnibus Plan approved by shareholders in 2021. The purpose of our 2021 Omnibus Plan is to attract and retain key officers and to encourage performance by providing a proprietary interest in our Company through the granting of stock options. We believe that stock options are an appropriate long-term incentive to link executives’ performance with stock price appreciation. We continue to review this program with each grant to ensure that this form of equity compensation will drive our executives toward successful long-term business results. Grants made under the 2021 Omnibus Plan vest 20% annually over five years, commencing on the first anniversary of the grant and expiring ten (10) years from the grant date. Unvested options granted under the 2021 Omnibus Plan vest immediately upon the occurrence of a change of control event, as defined in the 2021 Omnibus Plan. Unexercised options granted under the 2021 Omnibus Plan expire should the officer be terminated with cause, as defined in the 2021 Omnibus Plan.

We encourage the grantee not to dispose of the shares obtained through the exercise of the options but rather to keep and build an equity interest in the Company. Incentive stock options further encourage our executives to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met.

Historically, the Compensation Committee, based in part on discussions with the Company’s Chief Executive Officer, granted options every two years, subject to the Board of Directors’ approval. However, beginning in 2021 and future years, the Company expects to make annual grants to its executive officers and other key employees. In August 2021, the Company granted key employees, including the named executive officers disclosed herein, an aggregate of 212,588 stock options. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability, and retention considerations. Grantees are required to sign confidentiality, non-solicitation, and non-competition agreements in connection with the receipt of the option grants to preclude actions detrimental to the Company.

The Compensation Committee does not grant options during any black-out period under our Insider Trading Policy. We do not release material, non-public information for the purpose of affecting the value of executive compensation, nor do we grant options to executives in coordination with the release of material, non-public information. All awards of the Company’s common shares under the 2021 Omnibus Stock Incentive Plan were made at the closing market price on the day of the award.

Beginning with stock options granted in 2017, the Compensation Committee established compensation recoupment, or clawback provisions, in all stock option award agreements. Pursuant to the clawback provisions, a grantee may, based on the decision of the Board of Directors, forfeit the right to receive and/or retain the incentive compensation awarded if, during the grantee’s employment or thereafter, a determination is made by the Board of Directors that the grantee has breached his or her duties to the Company, including, by way of example, a breach of the Company’s Code of Business Conduct and Ethics Policy, engaged in serious misconduct, improper dissemination of Company confidential information or has disparaged the Company or others.

Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”). Historically, the Company had issued restricted shares to executives and others under the 2015 Restricted Stock Plan previously approved by our shareholders. With the approval of the 2021 Omnibus Stock and Incentive Plan by our shareholders in April 2021, we now have the flexibility to offer other forms of equity grants. In consultation with our compensation consultant regarding market practices and a desire by our Compensation Committee to shift our historical equity grant practices, we issued 14,421 RSUs and 14,421 PSUs to our named executive officers and 22,597 RSUs and 22,597 PSUs in the aggregate to selected executives and others.

Both the RSUs and PSUs generally vest in a change in control, death, and other events as defined in the award agreement. The award agreements also require the grantee to agree to defined noncompetition restrictions with respect to the Company and non-solicitation of the Company’s employees and customers, as well as agreeing that the awards are subject to the Company’s claw back and recoupment policies described below. Upon vesting as described, each unit is converted into one share of the Company’s stock.

The RSUs include time-based vesting equally over a three-year period following the date of grants; the RSUs include dividend equivalent rights, which are distributable with the vesting of the shares but do not include voting rights.

The PSUs vest at the end of a three-year period ending December 31, 2023, to be settled no later than March 15, 2023, with the number of earned PSUs determined based on the Company’s relative performance to a peer group comprised of all U.S. banks with assets between $10 and $50 billion. The performance measures are weighted as follows: 50% relative to adjusted earnings per share growth; and 50% relative to the adjusted return on average assets over the three-year period. The number of earned PSUs is determined as the product of (A) the target number of PSUs and (B) the sum of the applicable adjusted earnings per share growth vesting percentage and the applicable adjusted return on average assets vesting percentage. The applicable earnings per share growth vesting percentage and the adjusted return on average assets vesting percentage are determined as follows:

Company Percentile Performance Relative to Peer Group	Adjusted Earnings Per Share Growth Vesting Percentage (1)	Adjusted Return on Average Assets Vesting Percentage(1)
Below 25th	0%	0%
Equal to or above 25th, but below 50th	25%	25%
Equal to or above 50th, but below 75th	50%	50%
75th or over	100%	100%

(1)	The applicable vesting percentage for performance between the 25th and 50th percentiles and between the 50th and 75th percentiles is determined by straight-line linear interpolation.

OTHER	COMPENSATION PRACTICES, POLICIES, AND PROGRAMS

Stock	ownership guidelines

In October 2018, the Nominating/Corporate Governance Committee established minimum common share holdings for the Company’s executive officers. The chief executive officer is required to own shares of Company stock having a value equal to five times his base salary. The other executive officers are required to own shares of Company stock having a value equal to three times their base salary. The share ownership level must be achieved no later than October 23, 2023 (i.e., the fifth anniversary of the date of adoption of these guidelines), or (b) five years after first becoming an executive officer. The executive officers are expected to accumulate the required number of shares over the applicable five-year period. Once achieved, ownership of the guidelines amount should be maintained as long as the individual remains an executive officer.

Failure to maintain the minimum requirements of the guidelines may result in an executive officer receiving future cash bonuses in the form of equity until he or she has satisfied the guidelines. The Company may also bar the executive officer from selling Company shares until the guidelines have been achieved. However, neither of these alternatives shall be exercised if the executive officer has not sold any shares. On December 31, 2021, each of the executive officers met the minimum shares holdings guidelines except for Mr. Bailey and Mr. McVey, who were elected as executive officers on January 25, 2022; Mr. Gordon, who joined the Company on May 18, 2020, and Mr. Ruzicka who joined the Company on December 3, 2018.

The complete “Stock Ownership Guidelines” can be found at www.ffin.com in the “Investor Relations/Shareholder Information/Governance Documents.”

Hedging and Pledging Policies

The provision of our insider trading policy applicable to our directors, executive officers, and certain other designated employees prohibits such person from trading in puts, calls, or other derivative securities or engaging in short sales with respect to our securities. Our insider trading policy also prohibits such persons from holding our securities in a margin account; however, in some circumstances, such persons may be permitted to pledge our securities as collateral so long as such securities are not held in a margin account. Accordingly, in addition to the NEOs as noted in footnote 5 on page 20, Mr. McVey and Mr. Roewe also have shares pledged but not through a margin account.

Compensation Recovery Policy

In October 2018, the Compensation Committee approved a Compensation Recovery Policy whereby the Company’s executive officers subject to Section 16 of the Exchange Act, the presidents of the Company’s subsidiaries or a regional division of the Bank and the regional chairpersons of the Bank will generally be subject to repayment or forfeiture of any incentive compensation (as defined below) should the Company be required to prepare an accounting restatement such that the applicable person would have received a lesser incentive compensation amount. Incentive compensation, as defined in the policy, means all bonuses and other incentive and equity compensation awards within three years of such payment, grant, or vesting that was subject to a restatement of the Company’s financial statements filed with the Securities and Exchange Commission. The complete “Compensation Recovery Policy” can be found at www.ffin.com in the “Investor Relations/Shareholder Information/Governance Documents” section.

RetirementPlans

401(k), Profit Sharing Plan and Employee Stock Ownership Plan. All employees of the Company who satisfy the plan’s eligibility conditions participate in the defined contribution plan. The 401(k) feature of the plan allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a “safe harbor” Company matching contribution equal to 100% of each participant’s contributions not exceeding 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions in excess of 3% but not in excess of 5% of the participant’s compensation. Discretionary profit sharing contributions are determined annually based on a formula that includes growth in net income and return on average assets.

Contributions under the profit sharing plan are reviewed by the Compensation Committee and are subject to their discretion and recommendation for approval by the Board of Directors. The Compensation Committee oversees the administration of the plan. Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer’s annual contribution is allocated among the accounts of the eligible plan participants, in the ratio that each participant’s compensation bears to the total compensation of all eligible participants. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits, and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant’s benefit to a maximum of $290,000 for 2021 (adjusted annually by the Internal Revenue Service). Additionally, the annual amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $58,000 for 2021 (adjusted annually by the Internal Revenue Service).

Our plan also includes an employee stock ownership plan (“ESOP”) feature whereby participants are initially allocated 25% of their annual profit sharing contributions into Company common shares and given the option to receive cash dividends on shares owned by them in the ESOP in cash or reinvest the dividends in additional shares. Each participant owns the shares held in their ESOP account and is entitled to vote his or her shares in any shareholder vote.

The profit sharing plan provides for benefits to vest in graduated percentages, with benefits being fully vested after six years of credited service except for amounts contributed to an employee’s account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee’s benefit will be the contributions allocated to their account while a participant, increased by gains and decreased by losses from investments of the plan, and increased by any forfeitures allocated to their account. An employee is always fully vested with respect to any voluntary contributions he or she makes. The plan also provides for immediate vesting upon attainment of normal retirement age and/or upon death or disability. If a participant terminates employment for any other reason, the total amount of their employee contribution account and the vested portion of his or her employer contribution account become distributable.

Senior management eligible for participation in the plan receives the same benefits as all employees. The maximum employer profit sharing contribution to the plan for an individual in a single year is 15% of the individual’s salary, plus the safe harbor Company match, subject to Internal Revenue Service limits.

Supplemental Executive Retirement Plan. The Company adopted a Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 2019. The SERP benefits certain key senior executives of the Company who are selected by the Board to participate, including each of our named executive officers. The SERP is intended to provide a benefit from the Company upon retirement, death, disability, or voluntary or involuntary termination of services (other than “for cause”), subject to the requirements of Section 409A of the Internal Revenue Code. Under the SERP, the Company may, but is not required to, make discretionary contributions to the executive’s accounts from time to time. The contributions may be fully vested or subject to vesting conditions imposed by the Board of Directors with respect to the contributions; provided, however, that all unvested amounts credited to an executive’s account will become fully vested upon the executive’s death or disability or upon the occurrence of a change of control (as defined in the SERP). Company contributions to the SERP on behalf of an executive are credited with earnings and losses based on the executive’s investment elections. The investment options under the SERP are currently the same as those offered under the Company’s profit sharing plan, except that Company stock is not an available investment option under the SERP. An executive’s vested account is payable to the participant following his or her termination in a single lump sum or installments, as elected by the participant in accordance with the requirements of Section 409A of the Internal Revenue Code. The Company made contributions totaling $1.16 million to the SERP in January 2022 for the year ended December 31, 2021, for all participants, including the named executive officers. This amount also included a one-time discretionary contribution of $300,000 for the Chairman, President, and Chief Executive Officer to recognize long-term shareholder value creation.

Effective January 1, 2022, the SERP plan was amended to allow designated participants by the Compensation Committee to defer cash salary and short-term incentives and restricted and performance stock units into the SERP based on their indicated elections.

Make Whole Plan. The Company had a non-qualified “excess benefit” plan whereunder executives, whose Company contributions to the profit sharing plan and employer match under the 401(k) feature were curtailed due to Internal Revenue Service limitations, received contributions from the Company equal to the amount under qualified plans as if there had been no Internal Revenue Service limitations. This plan used the same contribution formula and vesting requirements as the 401(k) plan and was 100% vested in the Company’s common stock. This plan, which was reviewed annually, was implemented by the Compensation Committee to allow senior management whose compensation is in excess of Internal Revenue Service limits to have profit sharing/401(k) matches in the same proportionate ratio as all employees. The Make Whole Plan was “frozen” as to new participants and contributions effective December 31, 2018. At December 31, 2021, the plan held 116,085 of the Company’s common shares.

Executive Recognition Agreements and Potential Payments Upon a Change in Control. In April 1996, our Board of Directors unanimously approved an executive recognition plan. This plan enabled us to offer our key executive officers and those of our subsidiaries an executive recognition agreement. All named executive officers have entered into executive recognition agreements with us. The Company does not utilize employment agreements.

We believe our executive recognition agreements are conservative when compared to the competitive market. The agreements have been continually renewed since we view them as necessary to ensure the continued focus of our executives on making the appropriate strategic decisions for the Company, even if the decision involves a change in control.

Each executive recognition agreement provides severance benefits for each applicable executive officer if, within two years following a change in control, the officer’s employment with us or our subsidiaries is terminated (i) by us (including any successor to us) or the subsidiary bank for any reason other than for cause (see below), except for termination as a result of the officer’s death, disability, or retirement; or (ii) by the executive officer for good reason (see below).

As used in the executive recognition agreements, a “change in control” is defined as one or more of the following:

●

a person or entity directly or indirectly acquires securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company;

●

any person or entity commences a tender offer or exchange offer to acquire any common shares of the Company (or securities convertible into common shares) for cash, securities, or any other consideration in which after consummation of the offer, the person or entity directly or indirectly acquires beneficial ownership of shares of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company;

●

the shareholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not immediately after its completion, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding shares;

●	the shareholders of the Company approve a liquidation or dissolution of the Company; or

●

the Company sells or otherwise transfers (or one or more of its subsidiaries, sell or otherwise transfer), in one or more related transactions, assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries (taken as a whole).

As used in the executive recognition agreements, “cause” means termination of an employee due to the:

●

willful and continued failure by the employee to substantially perform his or her duties with the Company (other than any such failure resulting from the employee’s physical or mental incapacity due to injury or illness) after written demand for substantial performance is delivered to the employee by the Company; or

●	willful engaging by the employee in conduct, which is demonstrably injurious to the Company, monetarily or otherwise.

As used in the executive recognition agreements, “good reason” means termination by an employee due to:

●

a determination by the employee, made in good faith and based on the employee’s reasonable belief, that there has been a materially adverse change in his or her status or position as an executive officer of the Company as in effect immediately prior to the change in control, including, without limitation, any material change in the employee’s status or position as a result of a diminution in the employee’s duties or responsibilities or the assignment to the employee of any duties or responsibilities which are inconsistent with his or her status or position, or any removal of the employee from or failure to reappoint or reelect the employee to such position;

●	a material reduction by the Company in the employee’s annual base salary in effect immediately prior to the change in control;

●	the relocation of the employee’s principal office outside of the city or metropolitan area in which the employee is residing at the time of any change in control;

●	a material reduction by the Company in the budget over which the employee retained authority immediately prior to a change of control;

●

the failure by the Company to provide and credit the employee with the number of paid vacation days to which the employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to a change in control;

●	any action or inaction by the Company following a change in control that constitutes a material breach of the agreement under which the employee provides services to the Company;

●	the failure by any successor corporation to the Company to assume the executive recognition agreement; or

●	any purported termination of the employee not effected pursuant to a notice of termination as required by the executive recognition agreement.

Such severance benefits under the executive recognition agreements provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his or her executive recognition agreement) of his or her annual base salary immediately preceding the date of termination. The percentage of annual base salary to be received upon a change in control pursuant to his or her executive recognition agreement is 208%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a “parachute payment” under Section 280G of the Internal Revenue Code.

The executive recognition agreements were renewed on July 1, 2020, with a term to expire on July 1, 2022. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control. The agreements include confidentiality obligations but do not bind the executives to non-competition, non-disparagement, or non-solicitation clauses.

The executive recognition agreements provide that if any payments or benefits to the employee would constitute a “parachute payment” (as defined in Internal Revenue Code Section 280G(b)(2)) and would be subject to excise tax, then a calculation shall be made comparing (i) the net benefit to the employee after payment of such excise tax to (ii) the net benefit to the employee if payments are limited to the extent necessary to avoid being subject to the excise tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the payments be reduced to the minimum extent necessary to ensure that no portion of the payment to the employee is subject to the excise tax.

Amounts that would be paid under these agreements upon a change in control and a qualifying termination for good reason using base salary information as of December 31, 2021, for the named executive officers would be as follows:

Name	Amount	Value of Stock Options and Restricted Stock
F. Scott Dueser, Chairman, President, and Chief Executive Officer	$ 2,294,968	$2,663,017
Ronald D. Butler, II, Executive Vice President & CAO	$ 1,185,600	$ 712,280
James R. Gordon, Executive Vice President & CFO	$ 1,289,600	$ 541,269
Gary S. Gragg, Executive Vice President, and Chief Lending Officer	$ 904,800	$ 526,637
Kirk W. Thaxton, President & CEO, First Financial Trust and Asset Management Company, N.A.	$ 915,200	$ 657,267

In addition to the amounts payable under the executive recognition agreements, the Company’s 2012 Incentive Stock Option Plan, 2015 Restricted Stock Plan, and 2021 Omnibus Plan generally provides that upon a change in control satisfying the requirements of such plan, all unvested stock options will automatically become vested and exercisable in full.

The table above shows our estimates of the value that would have been recognized by our executive officers as a result of the accelerated vesting of our stock options and restricted stock held by such executive officers assuming a change in control occurred on December 31, 2021. The estimated value was calculated by (i) multiplying the number of unvested stock options held by the applicable named executive officer by the difference between the closing price of our common shares on December 31, 2021, which was $50.84, and the exercise price of the option and (ii) multiplying the number of unvested restricted shares, RSUs and PSUs and/or held by the applicable named executive officer by the closing price of our common shares on December 31, 2021, which was $50.84. The actual amounts to be paid out can only be determined at the time of such a change in control.

Perquisites and Other Benefits. The primary perquisites for senior management are the reimbursement of initiation fees and dues for one golf or social club. We seek to encourage our senior management to belong to a country club or social club so that they have a convenient entertainment forum for customers and to facilitate interaction with current and potential customers, many of whom belong to these clubs. We do not permit personal use of our Company airplane.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, life insurance, and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Our policy for all employees provides that full-time employees who are discharged due to a restructuring or layoff are eligible to receive severance pay based on their years of service to the Company. The Company will provide one week of severance pay for each year of employee service, up to a maximum of six months of salary, except that in all cases, severance pay will not be less than four weeks’ pay. In order to receive severance pay, an employee must sign a release of claims in favor of the Company. Employees who do not sign the required release form will not receive severance pay.

Risk Assessment of Compensation Policies and Practices. In connection with the Compensation Committee’s evaluation and review of the Company’s compensation policies and practices for its officers and employees, as such policies and practices relating to risk management practices and risk-taking incentives, the Compensation Committee has determined that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Considerations. Although deductibility of compensation is preferred, tax-deductibility is not a primary objective of the Company’s compensation programs. The Company believes that achieving its objectives under the compensation philosophy set forth above is more important than the benefit of tax deductibility. The Company reserves the right to maintain flexibility in how it compensates its executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews the compensation programs for senior management of the Company, including those named executive officers in the tabular presentation included in this definitive proxy statement.

The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management, and based on the reviews and discussions; the Compensation Committee recommended to the Board of Directors that the compensation discussion and analysis included herein be included in the proxy statement. The Board of Directors approved the Compensation Committee’s recommendation. The members of the Compensation Committee are considered independent because we believe they satisfy the independence requirements for Compensation Committee members prescribed by Nasdaq and the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Tim Lancaster, Chairman

Vianei Lopez Braun

Kade L. Matthews

Robert Nickles

Johnny Trotter

EXECUTIVE COMPENSATION TABLES

Summary	Compensation Table

The following table summarizes the total compensation for our named executive officers in 2021, 2020, and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($) (6)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)

F. Scott Dueser, Chairman, President/CEO	2021 2020 2019	1,096,958 1,056,667 1,001,667	- - -	960,006 150,000 505,000	240,003 - -	617,876 388,725 263,900	472,589 152,123 127,492	54,709 53,448 48,300	3,442,141 1,800,963 1,946,359

Ronald D. Butler, II, EVP/CAO	2021 2020 2019	566,667 541,667 491,667	- - -	166,686 75,000 75,000	83,331 - 71,000	180,619 191,401 107,833	70,905 60,823 44,589	51,818 54,289 43,820	1,120,026 923,180 833,909

James R. Gordon, EVP/CFO	2021 2020	616,667 375,000	- 162,848	166,686 300,000	83,331 -	223,200 219,000	91,599 37,152	54,167 33,618	1,235,650 1,127,618

Gary S. Gragg, EVP/Chief Lending Officer	2021 2020 2019	433,332 420,833 395,833	- - -	- 75,000 75,000	- - 71,000	154,425 150,875 120,000	49,087 43,687 34,860	49,967 49,248 44,100	686,812 739,643 740,793

Kirk W. Thaxton, CEO & President Trust Company	2021 2020 2019	438,333 424,167 390,833	- - -	117,286 75,000 75,000	58,663 - 71,000	171,600 52,500 42,133	38,158 16,317 21,122	59,300 29,850 29,400	883,341 597,834 629,488

(1)

Amount represents the value of restricted stock, RSUs, and/or PSUs granted on August 16, 2021, October 27, 2020, October 22, 2019, and June 26, 2019, under the 2021 Omnibus Stock and Incentive Plan approved by shareholders on April 29, 2021, and the 2015 Restricted Plan approved by shareholders on April 28, 2015. The shares vest over three years. Additionally, Mr. Gordon received a grant of 7,176 shares of restricted stock under the 2015 Restricted Stock Plan effective on his hire date, May 18, 2020, totaling $200,000 in addition to 3,317 shares totaling $100,000 on October 27, 2020.

(2)	See note 18 to the financial statements included with the Annual Report on Form 10-K for the assumptions made in the valuation of these option awards.
(3)	Amount represents cash bonus earned in the respective year related to the achievement of pre-determined performance goals.
(4)

Amount represents the change in pension obligation for the year, then ended in our pension plan for 2019 plus the amount contributed to our supplemental executive retirement plan on behalf of each named executive officer for 2021, 2020, and 2019.

(5)

Amount represents the amount contributed to the profit sharing plan, and the 401(k) match on behalf of each named executive officer as well as country club dues paid for each named executive officer. For the year ended December 31, 2021, profit share contributions and 401(k) match contributions totaled $38,367 and $11,600 for Mr. Dueser; $36,018 and $11,600 for Mr. Butler; $38,367 and $11,600 for Mr. Gordon; $38,367 and $11,600 for Mr. Gragg; and $43,500 and $11,600 for Mr. Thaxton, respectively. Mr. Gordon did not receive profit sharing and 401(k) contributions for 2020; however, he received a relocation payment of $31,168 in addition to country club dues.

(6)

In connection with hiring Mr. Gordon in 2020, the Company paid him a signing bonus of $125,000. Additionally, he received a cash payment of $37,848 in lieu of participating in the 2020 Profit Sharing contributions.

Grants of Plan-Based Awards

During 2021, the Compensation Committee, and approved by the Board of Directors, granted incentive stock options, restricted stock units, and performance stock units under the 2021 Omnibus Stock and Incentive Plan approved by shareholders on April 27, 2021. The following table discloses information related to the grants made during 2021:

								All other stock awards: Number	All other option awards: Number of	Exercise or base	Grant date fair value of
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			of shares of stock or units (#)(3)	securities underlying options (#)	price of option awards ($/sh)	stock and option awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

F. Scott Dueser	1-1-21 8-16-21	44,134 -	662,010 -	882,680 -	- 2,453	- 9,814	- 19,628	- 9,814	- 18,476	- 48.91	- 1,200,009

Ronald D. Butler, II	1-1-21 8-16-21	9,975 -	220,875 -	327,750 -	- 426	- 1,704	- 3,408	- 1,704	- 6,415	- 48.91	- 250,017

James R. Gordon	1-1-20 8-16-21	12,400 -	248,000 -	372,000 -	- 426	- 1,704	- 3,408	- 1,704	- 6,415	- 48.91	- 250,017

Gary S. Gragg	1-1-21 8-16-21	8,700 -	152,250 -	217,500 -	- -	- -	- -	- -	- -	- -	- -

Kirk W. Thaxton	1-1-21 8-16-21	8,800 -	154,000 -	220,000 -	- 300	- 1,199	- 2,398	- 1,199	- 4,516	- 48.91	- 175,949

(1)	Represents annual cash incentive opportunity for 2021; see “Short-term Incentive (Cash Bonus)” section beginning on page 28 above.
(2)

Represents performance stock unit (PSU) awards granted under the 2021 Omnibus Stock and Incentive Plan. The threshold, target, and maximum number of shares shown based on the number of PSUs at 25% vesting, 100% vesting, and amount granted, and 200% vesting, respectively, based on each award vesting as described on page 31.

(3)

Represents restricted stock unit (RSU) awards granted under the 2021 Omnibus Stock and Incentive Plan. Each award vests one-third at the end of one year, two-thirds at the end of two years, and in full at the end of three years.

(4)

Amounts reflect the grant data fair value of the respective award, computed in accordance with the ASC topic 718. Regardless of the value on the grant date, the actual value that may be realized from an award is contingent on the satisfaction of the applicable condition to vesting of that award, and for stock options, also upon the excess of the Company’s stock price over the exercise price. For a discussion of the assumptions used in the valuation of these awards, see note 18 of the notes to consolidated financial statements in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

On December 31, 2021, the following stock options and restricted stock were outstanding for the respective named executive officers under the 2012 Stock Option Plan, 2015 Restricted Stock Plan, or the 2021 Omnibus Stock and Incentive Plan:

		Option Awards (1)					Stock Awards(2)(3)(4)(5)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

F. Scott Dueser	10-27-15 06-12-17 06-26-19 10-22-19 10-27-20 08-16-21 08-16-21 08-16-21	12,000 20,000 - - - - - -	- 40,000 - - - - - 18,476	- - - - - - - -	16.95 21.18 - - - - - 48.91	10-27-25 06-12-27 - - - - - 08-16-31	- - 3,984(2) 1,414(2) 3,317(2) 9,814(3) 19,628(4) -	- - 202,547 71,888 168,636 498,944 997,888 -	- - - - - - - -	- - - - - - - -

Ronald D. Butler, II	10-22-13 10-27-15 06-12-17 06-26-19 10-22-19 10-27-20 08-16-21 08-16-21 08-16-21	14,000 20,000 12,000 2,000 - - - - -	- - 8,000 8,000 - - - - 6,415	- - - - - - - - -	15.43 16.95 21.18 29.70 - - - - 48.91	10-22-23 10-27-25 06-12-27 06-26-29 - - - - 08-16-31	- - - - 706(2) 1,659(2) 1,704(3) 3,408(4) -	- - - - 35,893 84,344 86,631 173,263 -	- - - - - - - - -	- - - - - - - - -

James R. Gordon	05-18-20 10-27-20 08-16-21 08-16-21 08-16-21	- - - - -	- - - - 6,415	- - - - -	- - - - 48.91	- - - - 08-16-31	4,784(2) 2,211(2) 1,704(3) 3,408(4) -	243,219 112,407 86,631 173,263 -	- - - - -	- - - - -

Gary S. Gragg	10-22-13 10-27-15 06-12-17 06-26-19 10-22-19 10-27-20	16,100 20,000 12,000 2,000 - -	- - 8,000 8,000 - -	- - - - - -	15.43 16.95 21.18 29.70 - -	10-22-23 10-27-25 06-12-27 06-26-29 - -	- - - - 706(2) 1,659(2)	- - - - 35,893 84,344	- - - - - -	- - - - - -

Kirk W. Thaxton	10-22-13 10-27-15 06-12-17 06-26-19 10-22-19 10-27-20 08-16-21 08-16-21 08-16-21	20,000 20,000 12,000 2,000 - - - - -	- - 8,000 8,000 - - - - 4,516	- - - - - - - - -	15.43 16.95 21.18 29.70 - - - - 48.91	10-22-23 10-27-25 06-12-27 06-26-29 - - - - 08-16-31	- - - - 706(2) 1,659(2) 1,199(3) 2,398(4) -	- - - - 35,893 84,344 60,957 121,914 -	- - - - - - - - -	- - - - - - - - -

(1)

Represents awards under (i) the 2012 Incentive Stock Option Plan with awards (prior to April 26, 2021) vesting 20% at the end of two years), 40% at the end of three years, 60% at the end of four years, 80% at the end of five years and in full at the end of six years; and (ii) the 2021 Omnibus Stock and Incentive Plan (after April 26, 2021) with vesting ratable over five years from the date of grant.

(2)

Represents awards of restricted stock under the 2015 Restricted Stock Plan. Each award vests one-third at the end of one year, two-thirds at the end of two years, and in full at the end of three years.

(3)

Represents awards of restricted stock units under the 2021 Omnibus Stock and Incentive Plan. Each award vests one-third at the end of one year, two-thirds at the end of two years, and in full at the end of three years.

(4)

Represents awards of performance stock units under the 2021 Omnibus Stock and Incentive Plan, which vest at the end of the three-year period ending December 31, 2023, based on the earnings growth (50%) and return on assets (50%) of the Company relative to all U.S. banks with $10 and $50 billion in assets, up to 200% of the units granted. The number of shares indicated in the table represents the maximum number of shares that may be received under the award

(5)	Calculated using the closing price of our common shares of $50.84 on December 31, 2021.

Option	Exercises and Stock Vested

During 2021, the following options were exercised or restricted stock above awards vested by the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

F. Scott Dueser	37,000	846,630	8,863	436,424

Ronald D. Butler, II	6,000	210,300	2,440	119,194

James R. Gordon	-	-	3,498	174,705

Gary S. Gragg	9,400	276,486	2,440	119,194

Kirk W. Thaxton	7,500	261,173	2,440	119,194

(1)	Amount represents the difference between the aggregate option exercise price and the actual aggregate stock price on the date exercised.
(2)	Amount represents the aggregate restricted stock value on the date vested.

Nonqualified	Deferred Compensation

The following amounts represent the 2021 activity in the Make Whole Plan described above and contributions made to the Supplemental Executive Retirement Plan (“SERP”), both being non-qualified deferred compensation plans. The SERP effectively replaced the Make Whole Plan effective January 1, 2019:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)

F. Scott Dueser
Make Whole Plan	—	—	1,111,726	—	3,752,421
SERP	—	472,589	31,147	—	796,317
Ronald D. Butler, II
Make Whole Plan	—	—	322,284	—	1,087,810
SERP	—	70,905	10,994	—	191,846
James R. Gordon
SERP	—	91,599	3,350	—	132,101
Gary S. Gragg
Make Whole Plan	—	—	47,906	—	161,698
SERP	—	49,087	8,247	—	139,427
Kirk W. Thaxton
Make Whole Plan	—	—	92,591	—	312,524
SERP	—	38,158	4,081	—	81,826

(1)	Contributions to the SERP were made effective December 31, 2021, for the year then ended for each named executive officer.
(2)	These amounts are included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information for 2021:

●	The median of annual total compensation of all employees of our Company (other than Mr. Dueser, our Chairman, President, and Chief Executive Officer) was $40,396;

●	The annual total compensation of Mr. Dueser, our Chairman, President, and Chief Executive Officer, was $3,442,141 (see “Summary Compensation Table” on page 38); and

●

Based on this information, the ratio of the annual total compensation of our Chairman, President, and Chief Executive Officer to the median of the annual total compensation of all employees is 85.2 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chairman, President, and Chief Executive Officer, we note the following:

●

For 2021, our employee population totaled approximately 1,500 individuals. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers. We selected December 31, 2021, as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.

●	To find the median of the annual compensation of all our employees, we used the salary and wages, including overtime and incentive compensation, from our payroll records for 2021.

●	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in this calculation.

DIRECTOR COMPENSATION

For 2021, we had ten non-employee directors who received fees for attendance at Board of Director meetings and committee meetings. Directors who are also our executive officers or employees receive no compensation for service as members of either the Board of Directors or committees thereof. Director fees were paid as follows:

Description	Annual ($)
Annual Cash Retainer fee (paid quarterly)	50,000
Annual Restricted Share grant	60,000
Board Meeting fee	3,000
Committee Meeting fee	1,500

Lead Director fee	20,000

Chair Fee:
Audit Committee	20,000
Compensation Committee	15,000
Nominating/Corporate Governance Committee	15,000
Risk Committee (2022)	15,000

Director fees are paid in cash, but a director may elect to defer receipt of fees into a non-qualified “Rabbi Trust” wherein the funds are used to purchase Company common shares on the open market. Because these shares are held in a “Rabbi Trust,” shares under this plan are not included in the director’s shares beneficially owned as disclosed on page 11. As of December 31, 2021, the Rabbi trust held 936,897 shares in trust for the Company’s directors. On April 27, 2021, each non-employee director received 1,211 shares of Company common shares with respect to their annual $60,000 restricted share grant under the 2021 Omnibus Plan approved by shareholders on April 27, 2021. The closing Company stock price on issuance date was $49.55 and vests from issuance date to the 2022 shareholder meeting on April 26, 2022. Non-employee directors do not participate in the Company’s profit sharing or other benefits. Directors are reimbursed for actual travel costs to attend the respective meetings. In addition, a director serving on the board of a subsidiary or a regional advisory board receives director and committee fees per meeting, which are included in the table below. Director compensation for the year ended December 31, 2021, was as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($) (2)

April Anthony	75,500	60,000	135,500
Vianei Braun	76,800	60,000	136,800
Tucker S. Bridwell	104,500	60,000	164,500
David Copeland	113,175	60,000	173,175
Mike Denny	90,250	60,000	150,250
Murray Edwards	128,225	60,000	188,225
Eli Jones, PhD (1)	8,500	-	8,000
Tim Lancaster	117,125	60,000	177,125
Kade L. Matthews	73,250	60,000	133,250
Robert Nickles	71,500	60,000	131,500
Johnny E. Trotter	81,800	60,000	141,800

(1)	Dr. Jones was appointed to the Board on January 25, 2022; the fees reflect amounts paid to him related to service on the First Financial Bank Bryan/College Station Region Board during 2021.
(2)	During 2021, the directors did not receive option awards, non-equity incentive plan compensation, pension or deferred compensation earnings, or other compensation.

CORPORATE GOVERNANCE

Overview

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq, and the bank regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules, or when we otherwise deem it prudent to do so. Each of our Audit, Compensation, and Nominating/Corporate Governance and Risk Committees has adopted a charter. Our corporate governance policies, including our code of conduct applicable to all our employees, officers, and directors, as well as the charters of our Audit, Compensation, Nominating/Corporate Governance, and Risk Committees, are available at www.ffin.com under the “Investor Relations/Shareholder Information/Governance Documents” section. Copies of these documents are also available in print to any shareholder who requests them in writing.

Board Leadership Structure and Role in Risk Oversight

We are committed to a strong, independent Board of Directors and believe that objective oversight of the performance of our management is a critical aspect of effective corporate governance. As described under “Director Independence” below, we believe that all our directors are independent apart from Mr. Dueser given his position as Chairman, President, and Chief Executive Officer. Apart from our Executive Committee, which Mr. Dueser chairs, all our committees are comprised solely of and chaired by independent directors. In addition, at each regularly scheduled Board meeting, the non-management directors meet in executive sessions without management directors.

We do not have an independent Chairman of the Board; however, Mr. Bridwell serves as our independent lead director. Mr. Dueser serves as our Chairman of the Board of Directors. Although the Board of Directors has considered appointing an independent Chairman of the Board, the Board of Directors concluded that Mr. Dueser’s leadership has served the Company and its shareholders well, as he is intimately familiar with all aspects of the Company’s operations and provides the Board of Directors with effective oversight of management.

The Board of Directors, together with the Audit, Executive, Nominating/Corporate Governance and Compensation Committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees regularly report to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology (including cybersecurity), liquidity, compliance, operational and reputational risks. In addition, our subsidiary bank has its own board of directors (which are the same members of the Company) and audit, compensation, directors’ loan, and asset-liability management committees, which provide risk management oversight. The management and board of directors of our subsidiary bank also provide reports to our management and Board of Directors regarding risk management oversight.

In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance, technology, and asset-liability/liquidity management at the holding company level provides additional risk oversight, which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to effective oversight of the Company’s risk. Furthermore, as a financial holding company responsible for safeguarding sensitive information, our Board of Directors believes a robust cybersecurity strategy is vital to effective cyber risk management. Accordingly, our Board is actively engaged in the oversight of the Company’s cyber risk profile and key cyber initiatives.

At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. Mr. Dueser and the executive officers, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board of Directors, its committees, and individual Board members have regular access to senior executives, including all executive officers.

Minimum Share Holdings

In October 2018, the Nominating/Corporate Governance Committee established minimum common shareholdings for its non-employee directors. Directors are required to own shares of the Company common share having a value equal to five times the annual cash retainer fee. The stock ownership level must be achieved within the later to occur of (a) October 23, 2023 (i.e., the fifth anniversary of the date of adoption of these guidelines), or (b) five years after their first election as a director. Directors are expected to accumulate the required number of shares ratably over the applicable five-year period. Once achieved, ownership of the guideline amount should be maintained if the person is a director of the Company.

Failure to maintain the minimum requirements of the guidelines may result in a Director receiving future payments of director fees in the form of equity until he or she has satisfied the guidelines. The Board of Directors may also bar the director from selling Company shares until the guidelines have been achieved. On December 31, 2021, each non-employee director, except Ms. Braun, met the minimum shares holdings, including applicable phase-in periods. Ms. Braun joined the Board of Directors in January 2020 and has not yet reached this minimum stock holdings but expects to comply over five years in accordance with these guidelines.

The complete “Stock Ownership Guidelines” can be found at www.ffin.com in the “Investor Relations/Shareholder Information/Governance Documents” section.

Hedging and Pledging Policies

The provision of our insider trading policy applicable to our directors prohibits such person from trading in puts, calls, or other derivative securities or engaging in short sales with respect to our securities. Our insider trading policy also prohibits such persons from holding our securities in a margin account; however, in some circumstances, such persons may be permitted to pledge our securities as collateral so long as such securities are not held in a margin account.

Independent Lead Director

Mr. Bridwell serves as our independent lead director. The Board of Directors recognizes that the Company and its shareholders are well served under corporate governance best practices through the designation and empowerment of an independent lead director for several reasons, the foremost being that Mr. Dueser, our Chairman of the Board, is a non-independent director. The independent lead director’s duties include:

●	chairing meetings of executive sessions of our Board of Directors, as well as other meetings involving non-management and independent directors;

●	presiding at meetings of the Board of Directors in the absence or at the request of the Chairman of the Board of Directors;

●	acting as a liaison between the independent directors and the Chairman of the Board of Directors;

●	approving meeting agendas;

●	ensuring that appropriate information is sent to the Board of Directors;

●	providing an important communication link between the other independent directors and our shareholders; and

●	calling additional meetings of the independent directors as appropriate.

As independent lead director, Mr. Bridwell communicates regularly with our Chairman, President, and Chief Executive Officer on a variety of issues, including business strategy and succession planning. The Board of Directors periodically considers its structure and the role and responsibilities of the independent lead director to reflect its commitment to corporate governance best practices.

Communications with Your Board of Directors

Shareholders may call or write to the Board of Directors at the address and phone number listed on the first page of this proxy statement. Letters addressed to individual board members and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the individual addressee. Any letters addressed to the Board of Directors and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the Chairman of the Board.

Director Independence

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and each nominee for election as a director. The Board of Directors makes its determination based on the elements of independence set forth in the Nasdaq listing standards. We have not adopted any supplemental independence criteria.

Based on these standards, the Board of Directors has determined that each of the following non-employee directors is independent:

April K. Anthony	Eli Jones, Ph.D.
Vianei Lopez Braun	I. Tim Lancaster
David L. Copeland	Kade L. Matthews
Mike B. Denny	Robert C. Nickles
Murray H. Edwards	Johnny E. Trotter

All members of the Audit, Compensation, Nominating/Corporate Governance, and Risk Committees are independent under the applicable Nasdaq listing standards. Given his position as Chairman, President, and Chief Executive Officer, Mr. Dueser is not considered an independent director.

Meetings of the Board of Directors

The Board of Directors of the Company has four regularly scheduled meetings each year. In 2021, each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, we encourage directors to attend, and historically substantially, all directors have done so. All directors attended the 2021 annual meeting of shareholders.

Committees of the Board of Directors

The Board of Directors has five committees. The functions and current members of each committee are as follows:

Executive Committee. The Executive Committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Bridwell, Copeland, Dueser, Edwards, Lancaster, and Trotter. Mr. Dueser is the chair of the committee. The Executive Committee met four times during 2021 and once in January 2022.

Nominating/Corporate Governance Committee.     Among other things, the Nominating/Corporate Governance Committee recommends director candidates to the Board of Directors. The Nominating/Corporate Governance Committee members are Messrs. Bridwell, Copeland, Edwards, Lancaster, and Trotter. Mr. Bridwell is the chair of the committee. The committee met twice in 2021 and met once in January 2022.

Historically, our goal has been to assemble a Board of Directors that brings diverse perspectives and skills derived from exemplary business and professional experience and diversity of backgrounds and viewpoints. Such qualifications provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business, and organizational contacts of the directors and management, as well as our regional advisory board members. For a description of the process of identifying and evaluating potential directors, please refer to the section of this proxy statement entitled “Identifying and Evaluating Nominees for Director” on page 9.

Our Corporate Governance Guidelines provide that an individual may not stand for election or reelection as a director upon attaining seventy-five (75) years of age. Otherwise, there are no stated minimum criteria for director nominees. We expect that the Nominating/Corporate Governance Committee will recommend nominees in the future by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating/Corporate Governance Committee of the Board of Directors decides not to re-nominate a member for re-election, we anticipate that the Nominating/Corporate Governance Committee will identify the desired skills and experience and diversity of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third-party search firm if determined by the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. For the 2023 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the Nominating/Corporate Governance Committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 120 days and not more than 150 days in advance of the anniversary of the 2022 annual meeting (or as otherwise set forth in our amended and restated bylaws), including the nominee’s resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder giving notice, and any (x) person controlling, directly or indirectly, or acting in concert with, the shareholder, (y) any beneficial owner of the shares of the Company owned of record or beneficially by the shareholder and (z) any person controlling, controlled by or under common control with the shareholder (a “Shareholder Associated Person”), (2) for the shareholder and any Shareholder Associated Person, the number of common shares of the Company that are owned beneficially and of record and any derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions, securities or interests with respect to our securities, (3) the nominee’s consent to serve as a director and acknowledgement that the nominee will comply with our amended and restated bylaws, code of business conduct and ethics, corporate governance handbook and any other applicable rules, regulations, policies or standards of conduct applicable to the Board of Directors and its members, (4) a description of all relationships, arrangements or understandings between the shareholder and any Shareholder Associated Person, on the one hand, and the nominee, the nominee’s affiliates or associates or others acting in concert with the nominee, on the other hand, (5) a description of the nominee’s background and experience and the reasons why the nominee meets the standards for director nominees set forth in our corporate governance practices, (6) a completed independence questionnaire regarding the nominee, which may be obtained from the Secretary of the Company, (7) a written representation from the nominee that they do not have, nor will they have, any undisclosed voting commitments or other arrangements with respect to their actions as a director and (8) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors, and other sources.

The Company is committed to promoting diversity and inclusiveness in identifying candidates for Board service and in the overall makeup of the Board and is committed to including in each candidate search qualified individuals who reflect diverse skills, professional disciplines, and backgrounds, including race, gender, and ethnic diversity. Our Nominating/Corporate Governance Committee is also responsible for overseeing our strategy and initiatives regarding ESG matters and promoting a culture of corporate social responsibility consistent with the Company’s mission and vision.

Audit Committee. Among other things, the Audit Committee reviews the scope and results of the annual audit by our independent auditors and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence, and performance of our independent auditor and internal auditors. Its members include Ms. Anthony and Messrs. Copeland, Edwards, Denny, and Lancaster. Mr. Copeland is the chairman of the committee. The Audit Committee met five times in 2021, once in January 2022 and once in February 2022. The Board of Directors has determined that it believes all Audit Committee members are financially literate under the current listing standards of Nasdaq. The Board of Directors also believes Mr. Copeland and Ms. Anthony qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee. The members of the Compensation Committee include Ms. Braun and Messrs. Lancaster, Nickles, Matthews, and Trotter. Mr. Lancaster is the chairman of the committee. Dr. Jones will begin serving on the committee following our Annual Meeting. All committee members are deemed to be independent. In determining the independence of the members, the Board of Directors has used independence requirements specified by Nasdaq Rule 5605(d)(2)(A) and has applied this definition consistently to all committee members. The committee meets as needed during the year but generally meets four to five times per year. The Compensation Committee met six times during 2021, twice in January 2022 and once in March 2022. The Compensation Committee charter can be found on our website at www.ffin.com in the “Investor Relations/Shareholder Information/Governance Documents” section.

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation matters for the Company’s executive officers and directors. Executives of the Company are integral in the compensation process for the Company; however, the committee determines all elements of pay for the Chairman, President, and Chief Executive Officer. With the assistance of the Chief Financial Officer and the human resources department, the Chairman, President, and Chief Executive Officer makes recommendations for all Company executives, including the named executive officers, to the committee for their review and approval. For the named executive officers, the committee develops compensation recommendations to the full Board of Directors for approval.

The Compensation Committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries, including our profit sharing and flexible spending plans as well as our 2021 Omnibus Plan, 2015 Restricted Stock Plan, and 2012 Incentive Stock Option Plan for key employees. The committee delegates day-to-day administration of the clerical elements of these programs to the human resources department, trust company as trustee of the profit sharing plans, and other executive officers overseeing the equity plans.

The agenda for meetings of the Compensation Committee is set by its chairman, acting with the assistance of the Company’s Chairman, President, and Chief Executive Officer, and Chief Financial Officer. At each meeting, the committee meets in executive sessions without management or any non-independent directors. In making compensation decisions, the Compensation Committee obtains information from a variety of public sources and considers the recommendations of the Company’s management, human resources department, and trust company. The committee makes periodic reports to the full Board of Directors.

The Compensation Committee has from time to time engaged compensation consultants from outside the Company, and the committee has the right under its charter to engage compensation consultants or other outside advisors, including legal counsel if it so chooses, subject to ratification by the Board of Directors, and only after consideration of the factors listed in Nasdaq Rule 5605(d)(3)(D). The committee may retain, terminate, and approve professional fees (subject to ratification by the Board of Directors) related to compensation consultants or other advisors as appropriate. In 2020, the Compensation Committee retained Pearl Meyer to assist the Company in addressing compensation and benefits to executive officers and outside directors of the Company. Prior to their engagement, the Compensation Committee confirmed that Pearl Meyer did not have any known potential or actual conflicts of interest with the Board of Directors or the Company.

Risk Committee. The Board formed the Risk Committee in 2021, and the Committee met for the first time in January 2022. The purpose of the Risk Committee of the Board of Directors of First Financial Bankshares, Inc. is to assist the Board in its oversight of the Company’s overall risk framework, risk appetite, and the senior management’s identification, measurement, monitoring, and controlling key risks facing the Company and its subsidiaries. The members of the Risk Committee include Ms. Braun and Messrs. Copeland, Edwards, and Matthews. Mr. Nickles serves as the Chairman.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee was, during 2021, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure in this proxy statement. However, certain of the Compensation Committee members (or related entities) maintained loans from subsidiaries during 2021. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectability or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or director of another entity, one of whose executive officers served as a member of our Board of Directors.

Management Succession Planning

Management succession planning is a priority of the Company as it allows the Company to provide continuity in leadership. The Company’s succession plan is designed to identify and prepare a diversified group of candidates for high-level management positions that become vacant as a result of retirement, resignation, death, disability, or the pursuit of new business opportunities. On at least an annual basis, management assesses (and reports to the Board of Directors) the leadership needs of the Company to ensure the selection of qualified leaders who are diverse and possess the necessary skills to serve as a member of the Company’s senior staff. Management is responsible for the Company’s succession planning for each member of senior staff, required regulatory position, and other critical roles, identifying potential candidates to fill future vacancies in those positions. When making succession plans, and in order to create a diverse pool of applicants, the Company will strive to promote a diverse pool of candidates for employment, including women and minorities.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 5605 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report included with this proxy statement with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm for 2021, who was responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also discussed with the independent registered public accounting firm their audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2021, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters required by the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees,” and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee has received the written disclosures from our independent registered public accounting firm regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held five meetings during the year that ended December 31, 2021, and met once in January 2022 and once in February 2022.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has, in fact, maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the PCAOB or that our independent accountants are in fact independent.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendation. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the Securities and Exchange Commission.

AUDIT COMMITTEE

David Copeland, Chairman

April Anthony

Mike Denny

Murray Edwards

Tim Lancaster

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of our common shares as of December 31, 2021, by each entity or person who is known to beneficially own 5% or more of our common shares:

	Common Shares Owned (1) as of December 31, 2021
Name and Address of Beneficial Owner	No. of Shares	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	14,967,983 (2)	10.50%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	13,641,543 (3)	9.57%

(1)

The information contained in this table is based on reports of Schedule 13G filed with the Securities and Exchange Commission on or prior to February 14, 2022. The nature of beneficial ownership of the holdings shown in this table is set forth in notes 2 - 3 below.

(2)	This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 27, 2022, by BlackRock, Inc.

(3)	This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2022, by The Vanguard Group, Inc.

In addition, as of March 1, 2022, First Financial Trust & Asset Management Company, N.A. (the “Trust Company”), a wholly-owned subsidiary of the Company, acted as sole or co-fiduciary with respect to trusts and other accounts which owned, held or controlled in the aggregate 7,807,224 shares, or 5.47% of the outstanding common shares, of the Company over which the Trust Company had, indirectly, sole, shared or contingent authority to vote such shares. No single trust or other account held or controlled a beneficial ownership interest of 5% or more. Of these shares, the Trust Company had sole voting power with respect to 433,420 shares, or 0.30%, of the outstanding common shares of the Company, the Trust Company shared voting authority with respect to 163,591 shares, or 0.11%, of the outstanding common shares of the Company and the Trust Company has contingent right to vote under the Company’s Employee Stock Ownership Plan up to 2,210,213 shares, or 1.55%, of the outstanding common shares of the Company. The shares held by the Trust Company which are registered in its name or in the name of its nominee, are associated with many different accounts, each of which is governed by a separate instrument or instructions that set forth the powers of the Trust Company with regard to the shares held in such accounts. The Board of Directors historically has not attempted and does not intend to attempt in the future, to exercise any power to vote such shares except as prescribed under the Company’s Employee Stock Ownership Plan for those shares allocated to the stock account of an Employee Participant under such Plan for which no voting instructions have been timely received.

See “Proposal 1—Election of Directors—Nominees” and “—Executive Officers” for information with respect to the beneficial ownership of our common shares by each director nominee and named executive officers as of March 1, 2022. In the aggregate, all director nominees and executive officers as a group (22 individuals) beneficially owned 5,979,963 shares of our common stock, or 4.19% of our total outstanding shares, as of March 1, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of our common shares, to file with the Securities and Exchange Commission initial reports of our common share ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within ten (10) days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person’s beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer’s fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

The Securities and Exchange Commission’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely on a review of the reports furnished to the Company, the Company believes that during the year ended December 31, 2021, the Company’s officers, directors, and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Ernst & Young LLP to serve as our independent registered public accounting firm for 2021. Representatives of Ernst & Young LLP will attend the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate answer questions.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements, and audit of internal controls, follows:

	Year ended December 31,
	2021	2020
Audit Fees	$976,391	$922,181
Audit Related Fees	None	None
Tax Fees	None	None
All Other Fees	None	None

Our Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of Securities and Exchange Commission Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to its Chairman the authority to approve permitted services provided that the Chairman reports such decisions to the committee at its next scheduled meeting.

INTEREST IN CERTAIN TRANSACTIONS

As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated are or have been customers of one or more of our subsidiaries. As customers, they have entered into transactions in the ordinary course of business with such subsidiaries, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis. Such borrowings did not involve more than a normal risk of collectability or present any other unfavorable features to the subsidiary bank. None of the transactions involving our subsidiaries and our officers and directors, or other businesses with which they may be affiliated, has been classified or disclosed as nonaccrual, past due, restructured, or potential problems.

The authority of our subsidiary bank to extend credit to our directors, executive officers, and principal shareholders, including their immediate family members and corporations, and other entities that they control, are subject to substantial restrictions and requirements under Section 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder, as well as the Sarbanes-Oxley Act of 2002. These statutes and regulations impose specific limits on the amount of loans our subsidiary banks may make to directors and other insiders, and specified approval procedures must be followed in making loans that exceed certain amounts. In addition, all loans our subsidiary bank makes to directors and other insiders must satisfy the following requirements:

●

the loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with us or the subsidiary bank;

●

the subsidiary bank must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with us or the subsidiary bank; and

●	the loans must not involve a greater than normal risk of repayment or other unfavorable features.

Furthermore, our subsidiary bank must periodically report all loans made to directors and other insiders to the bank regulators, and these loans are closely scrutinized by the bank regulators for compliance with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O. We have developed written procedures for compliance with these rules. Under the provisions of its charter, the Audit Committee of our Board of Directors is charged with reviewing all other transactions between related parties and us.

INCORPORATION BY REFERENCE

With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be incorporated into such future filings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and the following:

●	general economic conditions, including our local, state, and national real estate markets and employment trends;

●

effect of the coronavirus (“COVID”) on our Company, the communities where we have our branches, the state of Texas and the United States, related to the economy and overall financial stability, including disruptions to supply channels and labor availability;

●	government and regulatory responses to the COVID pandemic;

●	effect of severe weather conditions, including hurricanes, tornadoes, flooding, and droughts;

●	volatility and disruption in national and international financial and commodity markets;

●

government intervention in the U.S. financial system, including the effects of recent legislative, tax, accounting, and regulatory actions and reforms, including the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Jumpstart Our Business Startups Act, the Consumer Financial Protection Bureau (“CFPB”), the capital ratios of Basel III as adopted by the federal banking authorities and the Tax Cuts and Jobs Act;

●	political or social unrest and economic instability;

●	the ability of the federal government to address the national economy;

●	changes in our competitive environment from other financial institutions and financial service providers;

●	the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”);

●

the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board (“PCAOB”), the Financial Accounting Standards Board (“FASB”) and other accounting standard setters;

●	the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply;

●	changes in the demand for loans, including loans originated for sale in the secondary market;

●	fluctuations in the value of collateral securing our loan portfolio and in the level of the allowance for credit losses;

●	the accuracy of our estimates of future credit losses;

●	the accuracy of our estimates and assumptions regarding the performance of our securities portfolio;

●	the soundness of other financial institutions with which we have transactions;

●	inflation, interest rate, market, and monetary fluctuations;

●	changes in consumer spending, borrowing, and savings habits;

●	changes in commodity prices (e.g., oil and gas, cattle, and wind energy);

●	our ability to attract deposits, maintain and/or increase market share;

●	changes in our liquidity position;

●	changes in the reliability of our vendors, internal control system or information systems;

●	cyber-attacks on our technology information systems, including fraud from our customers and external third-party vendors;

●	our ability to attract and retain qualified employees;

●	acquisitions and integration of acquired businesses;

●	the possible impairment of goodwill and other intangibles associated with our acquisitions;

●	consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

●	expansion of operations, including branch openings, new product offerings, and expansion into new markets;

●	changes in our compensation and benefit plans;

●	acts of God or of war or terrorism;

●	the impact of changes to the global climate and its effect on our operations and customers;

●	potential risk of environmental liability associated with lending activities; and

●	our success at managing the risk involved in the foregoing items.

Such forward-looking statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise (except as required by law).

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

A shareholder proposal for business to be brought before the 2023 annual meeting of shareholders will be acted upon only in the following circumstances:

●

if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the Securities and Exchange Commission’s rules and regulations) is received by our corporate secretary at our principal executive office located at 400 Pine Street, Abilene, Texas 79601 no later than November 17, 2022; or

●

if the proposal relates to the nomination of a person to serve as a director, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less than 120 calendar days and not more than 150 calendar days prior to the anniversary of the 2022 annual meeting (unless the date of the 2023 annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting); or

●

if the proposal concerns matters other than nominations of directors, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less than 90 calendar days and not more than 120 calendar days prior to the anniversary of the 2022 annual meeting (unless the date of the 2023 annual meeting is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of 70 calendar days prior to the date of the annual meeting or the close of business on the 7th calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting.)

400 Pine St., Abilene, TX 79601    |    325.627.7038    |    ffin.com

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK « « « EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

REVOCABLE PROXY First Financial Bankshares, Inc.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 10:59 p.m., Central Time, on April 25, 2022.

INTERNET –
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY	Please mark your votes like this

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTORS, AND PROPOSALS 2 AND 3.

1. Election of Directors
(1) April K. Anthony	FOR ☐	WITH- HOLD ☐	FOR ALL EXCEPT ☐
(2) Vianei Lopez Braun
(3) David L. Copeland
(4) Mike B. Denny
(5) F. Scott Dueser
(6) Murray H. Edwards
(7) Dr. Eli Jones
(8) I. Tim Lancaster
(9) Kade L. Matthews
(10) Robert C. Nickles, Jr.
(11) Johnny E. Trotter

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the space below):

☐ Mark here for address change.

2. Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2022	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Advisory, non-binding vote on compensation of named executive officers	FOR ☐	AGAINST ☐	ABSTAIN ☐

By signing in the space provided, you are hereby acknowledging receipt of the proxy statement dated March 17, 2022, and hereby revoking any proxy or proxies heretofore given to vote at the annual meeting or any postponement or adjournment thereof. Please date your proxy and sign in the space provided, exactly as your name or names appear. When signing as attorney, executor, administrator, trustee or guardian, please give title.

Each joint owner is required to sign.

CONTROL NUMBER

Signature                                                                         Signature, if held jointly                                                                     Date                             2022.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials

for the 2022 Annual Meeting of Shareholders to be held April 26, 2022

The proxy statement and our 2021 Annual Report to Shareholders are available at https://www.cstproxy.com/ffin/2022

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST FINANCIAL BANKSHARES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 2022

REVOCABLE PROXY

FIRST FINANCIAL BANKSHARES, INC.

I hereby appoint Tucker S. Bridwell and David L. Copeland, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as directed at the annual meeting of First Financial Bankshares, Inc., a Texas corporation, to be held on April 26, 2022, at 10:30 a.m., Central time, in the Abilene Convention Center, 1100 North 6th Street, Abilene, Texas and at any postponement or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED OR, IF NO DIRECTION IS INDICATED, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL. THIS PROXY WILL BE VOTED, IN THE DISCRETION OF THE PROXYHOLDERS, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued, and to be marked, dated and signed, on the other side)